UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN THE PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant X
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

X	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12.
Cinemark Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
      Payment of Filing Fee (Check the appropriate box):
X	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
CORPORATE GOVERNANCE
BOARD COMMITTEES
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
ADDITIONAL INFORMATION
OTHER MATTERS
AVAILABILITY OF REPORT ON FORM 10-K
QUESTIONS

CINEMARK HOLDINGS, INC.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2011

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Cinemark Holdings, Inc. will be held on May 12, 2011, at 9 a.m. at our West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093, for the following purposes:

1.  To elect four Class I directors to serve for three years on our Board of Directors;

2.	To approve and ratify the appointment of Deloitte & Touche, LLP as our independent registered public accountant for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on frequency of vote on executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Accompanying this notice is the proxy statement, which provides information on our Board of Directors and management team, and further describes the business we will conduct at the Annual Meeting.

The proxy statement is also available on the internet at http://www.cinemark.com/Investor Relations/Proxy Materials.

Only stockholders of record as of the close of business on March 24, 2011 will be entitled to notice of, and to vote at, the Annual Meeting.

We sincerely hope you will be able to attend the Annual Meeting. Whether or not you attend the Annual Meeting, it is important that your shares be represented. Therefore, we urge you to promptly vote. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.

On behalf of Cinemark’s Board of Directors and management team, I look forward to greeting you at the Annual Meeting.

Sincerely,

Michael D. Cavalier
Secretary

Plano, Texas
March 29, 2011

CINEMARK HOLDINGS, INC.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 12, 2011

GENERAL INFORMATION

Solicitation and Revocability of Proxies

The Board of Directors (the “Board”) of Cinemark Holdings, Inc. (the “Company”, “we”, “our” or “us”) is soliciting proxies in connection with the 2011 annual meeting of stockholders and any adjournment thereof (the “Annual Meeting”) to be held on May 12, 2011, at 9 a.m. at the Company’s West Plano Theatre located at 3800 Dallas Parkway, Plano, TX 75093. The approximate date on which this proxy statement and the enclosed proxy are first being sent to stockholders is March 29, 2011.

Shares Outstanding and Voting Rights

As of March 24, 2011, 113,787,627 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were outstanding. The Common Stock constitutes the only class of voting securities of the Company. Only stockholders of record as of the close of business on March 24, 2011 (the “Record Date”) are entitled to receive notice of, and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote for each share so held.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.	What is the purpose of holding the Annual Meeting?

We are holding the Annual Meeting to elect directors, to ratify the selection of Deloitte & Touche, LLP as our independent registered public accountant, to hold advisory votes of stockholders on our executive compensation program and determine the frequency of stockholder vote on executive compensation. Our Nominating and Corporate Governance Committee has recommended the director nominees to our Board and our Board has nominated the director nominees. Our Audit Committee has approved the appointment of our independent registered public accountant and our Board has ratified such appointment. Our Compensation Committee has approved our executive compensation program and our Board has recommended an annual stockholder vote on our executive compensation program. If any other matters requiring a stockholder vote properly come before the Annual Meeting, those stockholders present at the Annual Meeting and the proxies who have been appointed by our stockholders will vote as they think appropriate.

2.	What is the record date and what does it mean?

The Record Date for the Annual Meeting is March 24, 2011. The Record Date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the Record Date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

3.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

(a) Stockholder of record: If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

(b) Stockholder who holds stock in street name: If your shares are held in a brokerage account, by a bank or another nominee, you are considered to be a beneficial owner of shares held in “street name”. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or nominee, as the record holder of your shares, may exercise discretionary authority to vote on “routine” proposals but may not vote on “non-routine” proposals. As a beneficial owner, you will not be deemed to have voted on the “non-routine” proposals if you do not instruct your broker, bank or nominee.

These proxy materials are being forwarded to you on behalf of your broker, bank or nominee. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee on how to vote your shares. Since a beneficial owner in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

4.	How many shares must be present to hold the Annual Meeting?

A majority of our outstanding shares as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Unless a quorum is present at the Annual Meeting, no action may be taken at the Annual Meeting except the adjournment thereof until a later time. Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you vote via the Internet, by telephone, or if you are represented by proxy. Abstentions and “broker non-votes” are counted as present for the purpose of determining the presence of a quorum.

5.	What is a proxy and how does the proxy process operate?

A proxy is your legal designation of another person to vote the stock you own. The person(s) that you designate to vote your shares are called proxies. Alan W. Stock, Robert D. Copple and Michael D. Cavalier of the Company have been designated as proxies for the Annual Meeting. The term “proxy” also refers to the written document or “proxy card” that you sign to authorize those persons to vote your shares.

By executing the proxy card, you authorize the above-named individuals to act as your proxies to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. In order for us to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the outstanding shares of Common Stock as of the Record Date) must be represented at the Annual Meeting in person or by proxy. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is necessary to obtain a quorum and complete the stockholder vote. It is important that you attend the Annual Meeting in person or grant a proxy to vote your shares to assure a quorum is obtained so corporate business can be transacted. If a quorum is not obtained, we must postpone the Annual Meeting and solicit additional proxies, which is an expensive and time-consuming process.

6.	What different methods can I use to vote?

If you are a stockholder of record, you may vote:

•	Via the Internet or by telephone — In order to vote via the Internet or by telephone, please follow the instructions shown on your proxy card. Votes submitted via the Internet or by telephone must be received by 12 p.m. (noon), Central Standard Time, on May 11, 2011. The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded;

•	By mail — In order to vote by mail, simply complete, sign, date, and return the proxy card in the postage paid envelope provided so that it is received before the Annual Meeting. If the accompanying proxy card is duly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the Board’s recommendations set forth herein and if you make a specification, the shares of Common Stock will be voted in accordance with such specification.

•	In person — We will pass out written ballots at the Annual Meeting and you may deliver your completed and signed proxy card in person. Submitting your proxy or voting instructions, whether via the Internet, by telephone, or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a beneficial holder, you may vote:

•	By Instructing Your Bank or Broker — You should receive a voting instruction card from your bank or broker, which you must return with your voting instructions to have your shares voted. If you have not received a voting instruction card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. Voting instructions submitted by beneficial owners to brokers or banks via the Internet or by telephone must be received by 12 p.m. (noon), Central Time, on May 11, 2011;

•	In person — If you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” form from your broker or bank that holds your shares of record and you must bring that document to the Annual Meeting.

7.	What happens if I do not give specific voting instructions?

Stockholder of Record.

If you are a stockholder of record and you:

•	Indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner.

If you own shares through a broker, bank or nominee and do not provide voting instructions to the broker, bank or nominee holding your shares, your broker, bank or nominee may represent your shares at the Annual Meeting for purposes of obtaining a quorum. Your broker may vote your shares in its discretion on some “routine matters.” However, with respect to “non-routine matters”, your broker may not vote your shares for you. With respect to these “non-routine matters”, the aggregate number of unvoted shares is reported as “broker non-votes”.

8.	What are broker non-votes?

If you are the beneficial owner of shares and hold stock in street name, then the broker, as the stockholder of record of the shares, may exercise discretionary authority to vote your shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. A broker non-vote occurs when you do not provide the broker with voting instructions on “non-routine” matters for shares owned by you but held in the name of the broker. For such matters, the broker cannot vote either way and reports the number of such shares as “non-votes.”

9.	How are “broker non-votes” and abstentions treated?

“Broker non-votes” and abstentions are counted for purposes of determining a quorum. “Broker non-votes” and abstentions do not arise and have no effect on the proposal relating to the election of directors. But “broker non-votes” and abstentions affect whether the other proposals are approved.

10.	Which ballot measures are called “routine” or “non-routine”?

Under the broker voting rules of the New York Stock Exchange (the “NYSE”), the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent, registered public accountant for the fiscal year 2011 (Item No. 2) is a matter considered “routine”. “Broker non-votes” will not arise in the context of Item No. 2 as brokers may exercise discretionary authority to vote your shares on Item No. 2.

Under the broker voting rules of the NYSE, the election of the directors (Item No. 1), advisory vote on executive compensation (Item No. 3) and advisory vote on frequency of vote on executive compensation (Item No. 4) are considered “non-routine” matters. As a consequence, brokers will not be able to vote on Item No. 1, Item No. 3 and Item No. 4 without receiving instructions from the beneficial owners. As a result, “broker non-votes” could arise in the context of these proposals.

11.	What is the voting requirement for each of the proposals?

Approval of Item 1: Directors are elected by a plurality of all of the votes cast, in person or by proxy. Votes marked “For” Item 1 will be counted in favor of all director nominees, except to the extent the proxy withholds authority to vote for a specified director nominee. The four director nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Therefore, votes marked “Abstain” from a director nominee have no effect on the vote. Also, since this proposal is considered a “non-routine” matter, “broker non-votes” will arise.

Approval of Item No. 2, No. 3 and No. 4: The ratification of the appointment of Deloitte & Touche, LLP, advisory votes on executive compensation and frequency of vote on executive compensation require the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Abstention will have the same effect as a vote against that proposal. Since “broker non-votes” do not arise for Item 2, abstentions might prevent the approval of Item No. 2. For Item No. 3 and Item No. 4, abstentions and “broker non-votes” could prevent approvals.

12.	How can I revoke or change my proxy?

You may revoke your proxy and change your vote at any time before the proxy has been exercised at the Annual Meeting.

If you are a stockholder of record, your proxy can be revoked in several ways:

•	by timely delivery of a written revocation to the Company Secretary;

•	by submitting another valid proxy bearing a later date; or

•	by attending the Annual Meeting in person and giving the inspector of election notice that you intend to vote your shares in person.

If your shares are held in street name by a broker or bank, you must contact your broker or bank in order to revoke your proxy. Generally, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a “legal proxy” from your broker, bank or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

13.	Who counts the votes?

The Company has retained a representative of Wells Fargo Shareowner Services to serve as an independent tabulator to receive and tabulate the proxies and as an independent inspector of election to certify the results.

14.	Who pays for this proxy solicitation?

The Company pays for this proxy solicitation. We use our transfer agent, its agents, and brokers to distribute all proxy materials to our stockholders. We will pay them a fee and reimburse any expenses they incur in making the distribution. Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person. We have retained D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005, to assist with the solicitation for a fee of $6,000 plus reasonable out-of-pocket expenses.

15.	How can I obtain copies of the Company’s annual report and other available information about the Company?

Stockholders may receive a copy of the Company’s 2010 Annual Report on Form 10-K at no charge by sending a written request to Michael D. Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

You can also visit our Web site at www.cinemark.com for free access to our filings with the Securities and Exchange Commission (the “SEC”), including our registration statement on Form S-1, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is www.sec.gov. The Company’s reports and corporate governance documents can also be accessed free of charge at the Company’s Web site, www.cinemark.com.

16.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

Stockholder Proxy Proposal Deadline: Stockholder proposals requested to be included in our proxy statement and form of proxy for our 2012 annual meeting must be in writing and received by us by the end of business on January 13, 2012, provided that proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals and our bylaws. A copy of our bylaws is available from the Company Secretary upon written request. Proposals should be directed to Michael D. Cavalier, Company Secretary at Cinemark Holdings, Inc., 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.

Stockholder Business — Annual Meeting Deadline: Stockholders who wish to introduce an item of business at the 2012 annual meeting of stockholders may do so in accordance with our bylaws. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before an annual meeting, must do so by a written notice in proper written form, timely received (between 90 and 120 days in advance of such annual meeting) by the Company Secretary. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and record address of the stockholder and the name and address of the beneficial owner on whose behalf the proposal is made, a representation that the stockholder is a holder of record, class, series and the number of shares of Common Stock owned of record or beneficially by the stockholder and the beneficial owner on whose behalf the proposal is made, a description of all arrangements and understandings between the stockholder and the beneficial owners, if any, and that the stockholder intends to appear in person or by proxy at the annual meeting. Notice of an item of business must also include a brief description of the proposed business, the text of the proposal, the reason for conducting such business at the annual meeting and any material interest of the stockholder in such business.

ITEM 1 —	ELECTION OF DIRECTORS

Composition of Board and Nomination of Class I Directors

Our Board is currently comprised of ten members. The size of the Board may be fixed from time to time exclusively by our Board as provided in our Second Amended and Restated Certificate of Incorporation. Our Second Amended and Restated Certificate of Incorporation also provides that our Board consists of three classes of directors, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years. On April 9, 2007, immediately prior to our initial public offering, we entered into a director nomination agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board (the “Director Nomination Agreement”). Pursuant to the Director Nomination Agreement, Madison Dearborn Capital Partners IV, L.P. (“MDCP”), has the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP (“Syufy Enterprises”) had the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Effective August 25, 2010 and December 9, 2009, Syufy Enterprises and Quadrangle Investors, respectively, no longer have a right to designate a nominee to the Board as they have sold their beneficial ownership in the Company’s Common Stock. However, Raymond Syufy, a former nominee of Syufy Enterprises and Peter Ezersky, a former nominee of the Quadrangle Investors are continuing as Class III and Class II directors respectively, subject to their re-election upon the expiry of their terms.

The terms of the current Class I directors, Mr. Steven P. Rosenberg, Mr. Enrique F. Senior, Mr. Donald G. Soderquist and Mr. Roger T. Staubach, expire at this Annual Meeting.

MDCP has designated Messers. Senior, Soderquist and Staubach and the Board nominated Mr. Rosenberg for election to the Board as Class I directors at the Annual Meeting. The Nomination and Corporate Governance Committee has recommended to the Board, and the Board has approved, the nomination of Messers. Rosenberg, Senior, Soderquist and Staubach for election to the Board at the Annual Meeting as Class I directors. Each of the Class I directors, if elected, will serve on the Board for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2014.

Each nominee has consented to be named herein and to serve on the Board if elected. We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, should any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Director Qualifications and Board Diversity

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. The Board has not adopted a formal diversity policy but pursuant to the Company’s Corporate Governance Guidelines, the Board seeks candidates of diverse background, education, skills, age and expertise with a proven record of accomplishment and the ability to work well with others. The Nomination and Corporate Governance Committee, does not assign specific weight to any particular factor but in selecting members for open Board positions takes into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board and the need for financial or other specialized expertise.

The Board seeks to achieve a mix of members who together bring experience and personal backgrounds relevant to the Company’s strategic priorities and the scope and complexity of the Company’s business. The background information on current nominees sets out how each of the current nominees contributes to the mix of experience and qualifications the Board seeks.

Currently, seven of our Board members are nominees of our stockholders pursuant to the Director Nomination Agreement. The Nominating and Corporate Governance Committee receives nominations from the stockholders and the Board and evaluates nominees against the standards and qualifications and diversity criteria set forth in the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee annually evaluates the criteria for the selection of new directors and recommends any proposed changes to the Board.

Candidates nominated for election or re-election to the Board should possess the following qualifications:

•	high personal and professional ethics, integrity, practical wisdom, and mature judgment;

•	broad training and experience at the policy-making level in business, government, education, or technology;

•	expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	willingness to devote the required amount of time to carrying out duties and responsibilities of Board membership;

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; and

•	willingness to represent the best interests of all stockholders and objectively appraise management performance.

Information on each of our director nominees and continuing directors is given below. Overall, each of our Board members is committed to the growth of the Company for the benefit of the stockholders, contribute new ideas in a productive and congenial manner and regularly attend board meetings.

Nominees for Class I Directors
For a Term Expiring 2014

Name	Business Experience

Steven P. Rosenberg 52
Mr. Rosenberg has served as a director since April 2008 and is a member of the Audit Committee. Mr. Rosenberg is the President of SPR Ventures Inc., a private investment firm he founded in 1997, and has been the President of SPR Packaging LLC, a manufacturer of flexible packaging, since 2006. From 1992 until 1997, Mr. Rosenberg was the President of the Arrow division of ConAgra, Inc., a leading manufacturer of grocery products. Mr. Rosenberg currently serves on the board of directors of Texas Capital Bancshares, Inc. and PRGX Global, Inc. Mr. Rosenberg is nominated by our Board.

Mr. Rosenberg’s background in corporate leadership, private entrepreneurial investment and public company management brings to the Board strategic planning, risk management, board governance and general management assessment skills that are important to the implementation of our growth opportunities and oversight of our enterprise and operational risk management. His experience in accounting and financial management, having served in corporate leadership positions and audit committees of other public companies, is valuable to the Board with respect to exercising control and oversight of our financial reporting.

Enrique F. Senior 67
Mr. Senior has served as a director since April 2004. Mr. Senior is a Managing Director of Allen & Company LLC, a boutique investment bank, and has been employed by the firm since 1972. Mr. Senior serves on the board of directors of Grupo Televisa S.A. de C.V., Coca Cola FEMSA S.A. de C.V, FEMSA S.A. de C.V. and Univision Communications, Inc. He has served as a financial advisor to several corporations including Coca-Cola Company, General Electric, CapCities/ABC, Columbia Pictures and QVC Networks. Mr. Senior is nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Senior’s experience in financial advisory services has given him extensive knowledge of the film and entertainment and beverage industries. Mr. Senior’s experience has brought key insight into these two critical components of the Company’s business.

Donald G. Soderquist 77
Mr. Soderquist has served as a director since June 2007. Since 2001, he has been a motivational speaker and business counselor for OnCourse, LLC, a financial planning and investment advisory firm. Mr. Soderquist was Senior Vice Chairman of Wal-Mart Stores, Inc., the world’s largest retailer, from January 1999 to August 2000. Prior to 1999, Mr. Soderquist was Vice Chairman and Chief Operating Officer of Wal-Mart Stores, Inc. from 1988 through 2000 and served on the board of directors from 1980 through 2002. Mr. Soderquist is also the founder of Soderquist Center for Leadership and Ethics at John Brown University. Mr. Soderquist’s other affiliations include service on the board of directors of ARVEST Bank, John Brown University and the Salvation Army-National. Mr. Soderquist is nominated by MDCP pursuant to the Director Nomination Agreement.

As the lead independent director, Mr. Soderquist brings corporate governance expertise to the Board garnered through his leadership positions and board service with other entities. His experience and qualifications provide sound leadership to the Board.

Name	Business Experience

Roger T. Staubach 69
Mr. Staubach has served as a director since June 2007. Since July 2008, Mr. Staubach has been the Executive Chairman, Americas, of Jones Lang LaSalle, a financial and professional services firm specializing in real estate services and investment management. Prior to joining Jones Lang LaSalle, Mr. Staubach was the Executive Chairman of The Staubach Company, a global commercial real estate strategy and services firm founded by him in 1982. Before establishing The Staubach Company, Mr. Staubach played professional football from 1969 to 1979 with the Dallas Cowboys and was the Chairman of the Host Committee for Super Bowl XLV. He is also involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable and professional organizations. Mr. Staubach currently serves on the board of directors of AMR Corporation. Mr. Staubach is nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Staubach brings significant experience to the Board as the founder of a successful, global, commercial real estate company. His leadership skills and extensive real estate knowledge provides expertise to the Board in this key component of the Company’s operations.

Our Board unanimously recommends that the stockholders vote “FOR” each of the above director nominees.

Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the director nominees.

Continuing Class II Directors
Term Expiring 2012

Name	Business Experience

Vahe A. Dombalagian 37
Mr. Dombalagian has served as a director since April 2004 and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Dombalagian is a Managing Director of Madison Dearborn Partners, LLC (“MDP”) and has been with the Madison Dearborn entities since July 2001. Prior to joining Madison Dearborn, Mr. Dombalagian was with Texas Pacific Group and Bear, Stearns & Co., Inc. Mr. Dombalagian’s other affiliations include service on the board of directors of La Fitness International, LLC, Nuveen Investments, Inc. and TransUnion Corporation. Mr. Dombalagian was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Dombalagian’s experience in investment banking and private equity has provided significant contributions to the Board on investment and strategic planning in a volatile economic environment. His advice on compensation plans and structures as well as financing and acquisition decisions has been valuable to the Board.

Peter R. Ezersky 50
Mr. Ezersky has served as a director since December 2004 and is a member of the Audit Committee. Since 2000, Mr. Ezersky has been the Managing Principal of Quadrangle Group LLC (the “Quadrangle Group”), a private equity firm, focused on the firm’s media and communications private equity business. Prior to the formation of the Quadrangle Group in March 2000, Mr. Ezersky was a Managing Director of Lazard Frères & Co. LLC and headed the firm’s worldwide Media and Communications Group. Mr. Ezersky currently serves on the board of directors of Dice Holdings, Inc. (compensation and nominating and corporate governance committees) and was a member of the board of directors of Protection One, Inc. from October 2009 to June 2010. Mr. Ezersky is a former nominee of the Quadrangle Investors pursuant to the Director Nomination Agreement.

Mr. Ezersky’s career in private equity has given him knowledge of finance and the filmed entertainment creation and distribution business which is valuable to the Board. His contribution to the Board is primarily in the areas of capital market issues and relations of the Company with the movie studios.

Carlos M. Sepulveda 53
Mr. Sepulveda has served as a director since June 2007. Mr. Sepulveda has been the President and Chief Executive Officer of Interstate Battery System International, Inc. (“Interstate Battery”), a seller of automotive and commercial batteries, since March 2004 and was its Executive Vice President from 1995 until 2004. Prior to joining Interstate Battery in 1990, he was an audit partner with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years. Mr. Sepulveda’s other affiliations include serving as the chairman of the board of Triumph Consolidated Companies. Mr. Sepulveda serves as chairman of our Audit Committee and is designated as the Audit Committee financial expert. Mr. Sepulveda was nominated by the Mitchell Investors.

Mr. Sepulveda’s extensive public accounting background provides the Board invaluable financial and accounting expertise. As a certified public accountant with proven management skills, having served as the chief executive officer of a major corporation, Mr. Sepulveda brings to the Board strong accounting and financial oversight required for our financial reporting and enterprise and operational risk management.

Continuing Class III Directors
Term Expiring 2013

Name	Business Experience

Benjamin D. Chereskin 52
Mr. Chereskin has served as a director since April 2004 and is the chairperson of the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Chereskin is President of Profile Management LLC (“Profile Management”), which he founded in October 2009. Prior to founding Profile Management, Mr. Chereskin was a Managing Director and Member of MDP from 1993 until October 2009 having co-founded the firm in 1993. Prior to co-founding MDP, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of Tuesday Morning Corporation. Mr. Chereskin’s other affiliations include service on the board of directors of BF Bolthouse Holdco LLC, CDW Corporation, KIPP Chicago and board of trustees of The University of Chicago Medical Center and The University of Chicago Laboratory Schools. Mr. Chereskin was nominated by MDCP pursuant to the Director Nomination Agreement.

Mr. Chereskin’s background in private equity and investment banking is a valuable resource to us in our efforts to attract investments to implement our business strategy and identify and integrate growth opportunities. His knowledge and experience in business operations contributes to the Board’s expertise on strategic planning.

Lee Roy Mitchell 74
Mr. Mitchell is the founder of the Company. He has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception in 1987 until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell’s other affiliations include service on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell is the brother-in-law of Walter Hebert, III, a Senior Vice-President of the Company. Mr. Mitchell was nominated by the Mitchell Investors pursuant to the Director Nomination Agreement.

Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. His depth of experience of the motion picture industry has been invaluable to the Board. Additionally, Mr. Mitchell brings a long-term historic perspective and leadership to the Board.

Raymond W. Syufy 48
Mr. Syufy has served as a director since October 2006. Mr. Syufy began working for Century Theatres, Inc. (“Century Theatres”) in 1977 and held positions in each of the major departments within Century Theatres. In 1994, Mr. Syufy was named president of Century Theatres and was later appointed chief executive officer and chairman of the board of directors of Century Theatres. Mr. Syufy resigned as an officer and director of Century Theatres upon the consummation of our acquisition of Century Theatres in 2006. Since then Mr. Syufy has presided as chief executive officer of Syufy Enterprises, a retail and real estate holding company with operations in California, Nevada, Arizona, Colorado, and Texas. Mr. Syufy is a former nominee of Syufy Enterprises pursuant to the Director Nomination Agreement.

Mr. Syufy’s experience in managing a successful, family-owned movie theatre business brings to the Board industry insight and knowledge and experience in industry and Company operations. Mr. Syufy’s background brings key strategic planning expertise to the Board particularly with respect to competition from other forms of entertainment.

CORPORATE GOVERNANCE

General

We are governed by our directors who, in turn, appoint executive officers to manage our business operations. The Board oversees our executive management on your behalf. The Board reviews our long-term strategic plans and exercises oversight over all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of Company policies.

Board Leadership Structure

Since December 2006, we have split the roles of Chairman of the Board and Chief Executive Officer. Mr. Mitchell, the founder of the Company, had been Chairman and Chief Executive Officer since the Company’s inception until December 2006, when the Board deemed it to be in the best interest of the Company to separate the two positions. Mr. Lee Roy Mitchell is currently the executive Chairman of the Board and Mr. Alan W. Stock is the Chief Executive Officer. The Board believes that this structure is appropriate for the Company. As the founder of the Company with more than 50 years of experience in the movie exhibition industry, Mr. Mitchell is uniquely positioned to lead the Board as well as to guide the Company’s management in strategic planning. Mr. Stock’s knowledge of the industry coupled with his experience in managing the Company at various levels for more than 20 years, makes him best suited to conduct the day-to-day management and implement the strategic vision of the Board. In addition to the separation of the two positions, the Board has a lead independent director which role adequately addresses the need for leadership and an organizational structure for the non-executive directors. Our lead independent director presides over executive sessions of the Board, serves as a liaison between the non-executive directors and the Chief Executive Officer, plays a key role in overseeing performance evaluations of the Board and is available for communication with our stockholders. Our non-executive directors meet at least twice a year without management.

Board’s Role in Risk Oversight

The Board discusses with management major risk factors relating to the Company and its performance, and reviews measures to address and mitigate such risks. The Board has oversight responsibility of the processes established to identify, report and mitigate material risks applicable to the Company. The Board has delegated its oversight responsibility to the Audit Committee with respect to financial and accounting risks. The Audit Committee discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company’s risk management processes and system of internal control. The Audit Committee Chair reports to the full Board regarding material risks as deemed appropriate.

Director Independence

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee each of which is further described below. Based upon the review of the Nominating and Corporate Governance Committee, the Board has determined, in its business judgment, that (a) the majority of the Board is independent, (b) each of Messrs. Chereskin, Dombalagian, Ezersky, Rosenberg, Senior, Sepulveda, Soderquist, and Staubach is independent within the meaning of the rules of the NYSE director independence standards, as currently in effect, (c) each of Messrs. Ezersky, Rosenberg and Sepulveda meets all applicable requirements of the SEC and NYSE for membership in the Audit Committee and (d) Mr. Sepulveda is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC and satisfies the NYSE’s financial experience requirements. For purposes of Board membership, the Board affirmatively determined the independence of each member of the Board based on the independence standards of the NYSE. The bright-line tests for independence are whether the director:

1.	is or has been within the last 3 years an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company;

2.	has received, or has an immediate family member who has received, during any 12 month period within the last 3 years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service);

3.	(a) is a current partner or employee that is the Company’s internal or external auditor;(b) an immediate family member is a current partner of such a firm (c) an immediate family member is a current employee of such firm and personally works on the Company’s audit; or (d) is or an immediate family member was within the last 3 years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

4.	is or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee; or

5.	is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last 3 fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Meetings

The Board held 6 meetings and took action by written consent on two occasions during the fiscal year ended December 31, 2010. Each director attended at least seventy-five percent (75%) of all meetings held by the Board and all meetings held by committees of the Board on which such director served.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. Eight directors attended the 2010 annual meeting of stockholders held in May 2010.

Executive Sessions

Our non-management directors meet in executive sessions with no Company employees present as a part of each regularly scheduled Board meeting. The presiding director of these sessions is currently Mr. Donald Soderquist.

Communications with the Board

Any Company stockholder or other interested party who wishes to communicate with the non-management directors as a group may direct such communications by writing to the:

Company Secretary
Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, TX 75093

The communication must be clearly addressed to the Board or to a specific director. If a response is desired, the individual should also provide contact information such as name, address and telephone number.

All such communications will be reviewed initially by the Company Secretary. The Company Secretary will forward to the appropriate director(s) all correspondence, except for items of the following nature:

•	advertising;

•	promotions of a product or service;

•	patently offensive material; and

•	matters completely unrelated to the Board’s functions, Company performance, Company policies or that could not reasonably be expected to affect the Company’s public perception.

The Company Secretary will prepare a periodic summary report of all such communications for the Board. Correspondence not forwarded to the Board will be retained by the Company and will be made available to any director upon request.

Corporate Governance Policies and Charters

The following documents make up our corporate governance framework:

•	Third Amended and Restated Corporate Governance Guidelines

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

Current copies of the above policies and guidelines are available publicly on the Company’s Web site at www.cinemark.com.

The Company has also adopted a Code of Business Conduct and Ethics, which applies to directors, executive officers and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies on critical issues such as conflicts of interest, insider trading, protection of our property, business opportunities and proprietary information. Prompt disclosure to stockholders will be made regarding any waiver of the Code of Business Conduct and Ethics for executive officers and directors approved by our Board or any committee thereof. The Code of Business Conduct and Ethics is available on our Web site at www.cinemark.com. We will post on our Web site any amendments or waivers to the Code of Business Conduct and Ethics.

BOARD COMMITTEES

The Board has three principal standing committees, namely, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The chart below identifies the members of each of these committees as of the date of this Proxy Statement:

Nominating &
Name of Director	Audit	Corporate Governance	Compensation
Benjamin D. Chereskin*		x	x

Vahe A. Dombalagian		x	x

Peter R. Ezersky	x

Steven P. Rosenberg	x

Carlos M. Sepulveda**	x

* = Committee chairperson

**= Committee chairperson and financial expert

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter setting forth the purpose and responsibilities of this committee. The Nominating and Corporate Governance Charter is available on our Web site at www.cinemark.com. Subject to the rights of certain stockholders to nominate directors pursuant to the Director Nomination Agreement, the principal responsibilities of the Nominating and Corporate Governance Committee is to assist the Board in identifying individuals qualified to serve as members of the Board, make recommendations to the Board concerning committee appointments, develop and recommend to the Board a set of corporate governance principles for the Company and oversee the Board’s annual self-evaluation process and the Board’s evaluation of management.

Although the Board retains ultimate responsibility for approving candidates for election, the Nominating and Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Nominating and Corporate Governance Committee considers candidates recommended by the directors, the Chief Executive Officer and the Company’s stockholders. This Committee also has the authority, to the extent it deems appropriate, to retain one or more search firms to be used to identify director candidates.

To recommend a candidate for election to the Board for the 2012 annual meeting, a stockholder must submit the following information to the Company Secretary no later than 90 and no earlier than 120 days in advance of the anniversary date of this Annual Meeting:

•	the name and address of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting;

•	the number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of any arrangements or understandings between the stockholder, the beneficial owner and the director nominee or any other person (including their names);

•	the name, age, business and residential addresses of the stockholder’s nominee for director;

•	the biographical and other information about the nominee (including the number of shares of capital stock of the Company owned beneficially or of record by the nominee) that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the nominee’s consent to be named as a nominee and to serve on the Board.

Candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors and the Chief Executive Officer.

As provided in the Company’s Third Amended and Restated Corporate Governance Guidelines, director nominees will be selected based on, among other things, consideration of the following factors:

•	wisdom and integrity;

•	experience;

•	skills in understanding finance and marketing;

•	educational and professional background; and

•	sufficient time to devote to the affairs of the Company.

In considering whether to nominate directors who are eligible to stand for election or re-election, the Nominating and Corporate Governance Committee considers the director’s personal and professional ethics, integrity, practical wisdom, judgment, training and expertise that will be useful to the Company and complementary to the background and experience of other Board members, willingness to devote required amount of time to carry out Board responsibilities, commitment to serve on the Board for several years to develop knowledge about the Company, willingness to represent the interest of all stockholders and objectively appraise management performance.

The Nominating and Corporate Governance Committee took action by written consent on one occasion during 2010.

Audit Committee

Each of the Audit Committee members satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our Board has determined that each member of the Audit Committee is financially literate and that Mr. Sepulveda, a licensed certified public accountant with extensive public company accounting experience, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Audit Committee is governed by the Audit Committee Charter setting forth the purpose and responsibilities of this committee. The Audit Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Audit Committee include the following:

•	assist the Board in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our risk management compliance with legal and regulatory requirements, (3) our system of internal controls and (4) our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent registered public accountants;

•	prepare the report required by the SEC for inclusion in our annual proxy or information statement;

•	appoint, retain, compensate, evaluate and replace our independent registered public accountants;

•	approve audit and non-audit services to be performed by the independent registered public accountants;

•	establish procedures for the receipt, retention and treatment of complaints received by our Company through its whistleblower hotline regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	perform such other functions as the Board may from time to time assign to the Audit Committee.

The Audit Committee held four meetings and took action by written consent on one occasion during 2010.

Approval of Audit and Non-Audit Services

The Audit Committee approves all audit and permissible non-audit services (including the fees and terms of the services) performed for the Company by its independent registered public accountants prior to the time that those services are commenced. The Audit Committee may, when it deems appropriate, form and delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services. The decision of such subcommittee is presented to the full Audit Committee at its next meeting.

The Audit Committee pre-approved all fees for 2010 noted in the table below:

Fees Paid to Independent Registered Public Accounting Firm

We expensed the following fees to Deloitte & Touche, LLP for professional and other services rendered by them during fiscal years ended 2010 and 2009, respectively:

Fees	2010	2009
Audit	$1,868,000	$2,317,500

Audit Related(1)	$36,000	$62,000

Tax(2)	$402,000	$269,000

Other	$-	-

Total	$2,306,000	$2,648,500

(1)	Fees related to the review of the Company’s accounting for its investment in Digital Cinema Implementation Partners LLC.

(2)	Fees primarily include transfer pricing studies and tax compliance services.

Audit Committee Report

During its February 21, 2011 meeting, the Audit Committee reviewed with Company management and Deloitte & Touche, LLP the results of the 2010 audit. The Audit Committee reviewed the requirements of the Audit Committee Charter previously adopted and the reports required to be disclosed to the Audit Committee. The Audit Committee discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche, LLP its independence. Upon deliberations, the Audit Committee determined that Deloitte & Touche, LLP was independent of the Company.

During its February 21, 2011 meeting, the Audit Committee also reviewed and discussed with management and Deloitte & Touche, LLP, a draft of the Form 10-K and the audited financial statements for the year ended December 31, 2010 which had been provided to the Audit Committee in advance of the meeting. Management has the responsibility for the preparation of the financial statements and the reporting process, including the evaluation of the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for examining the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. Based on its review of all of the above and on discussions with management and the external auditor, the Audit Committee recommended to the Board that the

Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Respectfully submitted,

Carlos M. Sepulveda (Chairman)
Steven P. Rosenberg
Peter R. Ezersky

Compensation Committee

Each of the Compensation Committee members qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is governed by the Amended and Restated Compensation Committee Charter setting forth the purpose and responsibilities of this committee. The Amended and Restated Compensation Committee Charter is available on our Web site at www.cinemark.com.

The functions of the Compensation Committee are primarily to establish the Company’s compensation policy, set base salaries of our executive officers and review, approve and administer (to the extent such authority is delegated to the Compensation Committee by the Board) the Company’s annual cash incentive bonus and long term equity incentive compensation plans for all eligible employees. In determining the compensation of our executive officers, the Compensation Committee has the authority under the Amended and Restated Compensation Committee Charter, to the extent it deems appropriate, to retain one or more consultants to assist in the evaluation of the Chief Executive Officer and executive compensation. The Compensation Committee also has the right to receive information it deems pertinent from management, employees, outside counsel and other advisers as the Compensation Committee may request. However, none of our executives are involved in the Compensation Committee’s determination of their own compensation. In 2010, the Company engaged an outside compensation consultant, Longnecker & Associates, to review and make recommendations to our executive compensation program. Certain elements of our executive compensation for 2010 have been developed, based in part, on such recommendations. The Compensation Committee has the authority to delegate any of its responsibilities to one or more sub-committees as the Compensation Committee may from time to time deem appropriate. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with our management and upon such review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee took action by written consent on three occasions during 2010.

Compensation of Directors

In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Policy in August 2007, by which non-employee directors are compensated for their service to the Company. Only those members of the Board who constitute non-employee directors are eligible to receive compensation under this Policy. Non-employee directors include any member of the Board who (i) is neither our employee nor an employee of any of our subsidiaries; and (ii) is not an employee of any of the Company’s stockholders with contractual rights to nominate directors.

Each non-employee director receives the following annual compensation in connection with the service of such non-employee director as a member of the Board:

(a)	A base director retainer of $50,000;

(b)	An additional retainer of $20,000 if such non-employee director serves as the chairman of the Audit Committee;

(c)	An additional retainer of $10,000 if such non-employee director serves as a member of the Audit Committee, other than the chairman of the Audit Committee;

(d)	An additional retainer of $10,000 if such non-employee director serves as the chairman of the Compensation Committee;

(e)	An additional retainer of $5,000 if such non-employee director serves as a member of the Compensation Committee, other than the chairman of the Compensation Committee; and

(f)	An additional retainer of $5,000 if such non-employee director serves as a member of the Nominating and Corporate Governance Committee.

Annual compensation is paid in four equal quarterly installments at the end of each quarter for services rendered during the quarter. Additionally, on an annual basis the non-employee directors receive a grant of restricted stock of the Company’s Common Stock valued at $100,000. The number of restricted stock to be issued is determined by dividing $100,000 by the fair market value of a share of Common Stock on the grant date, rounded down to the nearest whole share. The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an initial award or an annual award for any remaining term or renewal term of office during which such director does not qualify as an independent director under applicable SEC rules and NYSE listing standards. All grants of restricted stock are made pursuant to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Restated Plan”).

Members of the Board who are also officers or employees of our Company or employees of our stockholders with contractual rights to nominate directors do not receive compensation for their services as a director. All directors are reimbursed for expenses incurred for each board meeting which they attend.

The following table sets forth certain information regarding the compensation of our directors for year ended December 31, 2010.

Director Compensation

	Fees
	Earned or	Stock	Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)
Benjamin D. Chereskin	66,250	174,980	4,826	246,056

Vahe A. Dombalagian	-		-	-

Peter R. Ezersky	60,000	155,885	4,352	220,237

Enrique F. Senior	50,000	99,993	6,145	156,138

Raymond W. Syufy	17,432	-		17,432

Carlos M. Sepulveda	70,000	99,993	6,145	176,138

Roger T. Staubach	50,000	99,993	6,145	156,138

Donald G. Soderquist	50,000	99,993	6,145	156,138

Steven P. Rosenberg	77,500	99,997	4,908	182,405

(1)	Fees earned by our non-employee directors pursuant to our Non-Employee Director Compensation Policy. Mr. Chereskin and Mr. Rosenberg’s fees were higher in 2010 due to adjustments for certain underpayments in previous years. As the Chairman of the Compensation Committee and member of the Nominating and Corporate Governance Committee Mr. Chereskin received an additional $6,250 (prorated) for his services in 2009. Mr. Rosenberg received an additional $17,500 for his services as a member of the Audit Committee in 2008 (prorated) and 2009.

(2)	Pursuant to our Non-Employee Director Compensation Policy, in January 2010, Messers. Chereskin and Ezersky were awarded 5,168 and 3,852 shares of restricted stock respectively for 2009. Mr. Chereskin became eligible to receive the annual restricted stock grant upon the termination of his employment with MDCP on September 30, 2009 and Mr. Ezersky became eligible for the same upon sale by the Quadrangle Investors of their ownership of Common Stock on December 9, 2009. Consequently, at the first Board meeting of 2010, the Board approved the annual restricted stock grants for 2009 to Messers. Chereskin and Ezersky, prorated from the respective eligible dates to the vest date of June 30, 2010.

The grant date fair value of the restricted stock awarded to Messers. Chereskin and Ezersky in January 2010, were calculated using the closing price of our Common Stock on January 28, 2010 of $14.51 per share.

In April 2010, Mr. Rosenberg received the annual restricted stock grant for 2010 of 5,414 shares of restricted stock and in June 2010, Messers. Chereskin, Ezersky, Senior, Sepulveda, Staubach and Soderquist each received the annual restricted stock grant of 7,604 shares of restricted stock for 2010.

The grant date fair value of the restricted stock awarded to Mr. Rosenberg in April 2010, was calculated using the closing price of our Common Stock on April 1, 2010 of $18.47 per share.

The grant date fair value of the restricted stock awarded to Messers. Chereskin, Ezersky, Senior, Sepulveda, Staubach and Soderquist in June 2010, were calculated using the closing price of our Common Stock on June 30, 2010 of $13.15 per share.

The grant date fair value of each equity award has been computed in accordance with FASB ASC Topic 718. See Note 19 to the Company’s 2010 Annual Report on Form 10-K filed March 1, 2011, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions and the period over which the Company will recognize compensation expense for such awards.

(3)	The amounts reported are dividends paid during 2010 on the shares of restricted stock. See Security Ownership of Certain Beneficial Owners and Management.

EXECUTIVE OFFICERS

Executive Officers

Set forth below is the name, age, position and a brief account of the business experience of our executive officers and certain other officers:

Name	Age	Position
Lee Roy Mitchell	74	Chairman of the Board; Director

Alan W. Stock	50	Chief Executive Officer

Timothy Warner	66	President; Chief Operating Officer

Robert Copple	52	Executive Vice President; Treasurer; Chief Financial Officer; Assistant Secretary

Valmir Fernandes	52	President-Cinemark International L.L.C.

Michael Cavalier	44	Senior Vice President-General Counsel and Secretary;

Tom Owens	54	Senior Vice President-Real Estate

Steve Bunnell	51	Senior Vice President-Film Licensing

Lee Roy Mitchell has served as Chairman of the Board since March 1996 and as a director since our inception in 1987. Mr. Mitchell served as our Chief Executive Officer from our inception until December 2006. Mr. Mitchell was Vice Chairman of the Board from March 1993 until March 1996 and was President from our inception in 1987 until March 1993. From 1985 until 1987, Mr. Mitchell served as President and Chief Executive Officer of a predecessor corporation. Mr. Mitchell currently serves on the board of directors of Texas Capital Bancshares, Inc. and National CineMedia, Inc. Mr. Mitchell is also on the board of directors of the National Association of Theatre Owners, Champions for Life and Dallas County Community College. Mr. Mitchell has been engaged in the motion picture exhibition business for over 50 years. Mr. Mitchell is the brother-in-law of Walter Hebert, III, the Senior Vice President — Purchasing of the Company.

Alan W. Stock has served as Chief Executive Officer since December 2006. Mr. Stock served as President from March 1993 until December 2006 and as Chief Operating Officer from March 1992 until December 2006. Mr. Stock also served as a director from April 1992 until April 2004. Mr. Stock was Senior Vice President from June 1989 until March 1993. Mr. Stock has been engaged in the motion picture exhibition business for 30 years.

Timothy Warner has served as President and Chief Operating Officer since December 2006. Mr. Warner served as Senior Vice President from May 2002 until December 2006 and President of Cinemark International, L.L.C. from August 1996 until December 2006. Mr. Warner has been engaged in the motion picture exhibition business for 43 years.

Robert Copple has served as Executive Vice President since January 2007 and as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary since August 2000 and also served as a director from September 2001 until April 2004. Mr. Copple was acting Chief Financial Officer from March 2000 until August 2000. From August 1997 until March 2000, Mr. Copple was President of PBA Development, Inc., an investment management and venture capital company controlled by Mr. Mitchell. From June 1993 until July 1997, Mr. Copple was Director of Finance of our company. Prior to joining our Company, Mr. Copple was a Senior Manager with Deloitte & Touche, LLP where he was employed from 1982 until 1993.

Valmir Fernandes has served as President of Cinemark International since March 2007. From 1996 until March 2007, Mr. Fernandes was the general manager of Cinemark Brasil S.A.

Michael Cavalier has served as Senior Vice President-General Counsel since January 2006, as Vice President-General Counsel since August 1999, as Assistant Secretary from May 2001 until December 2003 and as Secretary since December 2003. From July 1997 until July 1999, Mr. Cavalier was General Counsel of our Company and from July 1993 until July 1997 was Associate General Counsel.

Tom Owens has served as Senior Vice President-Real Estate since January 2007, as Vice President-Development since December 2003 and as Director of Real Estate since April 2002. From 1998 until April 2001, Mr. Owens was President of NRE, a company he founded that specialized in the development and financing of motion picture theatres. From 1996 until 1998, Mr. Owens served as President of Silver Cinemas International, Inc., a motion picture exhibitor. From 1993 until 1996, Mr. Owens served as our Vice President-Development.

Steve Bunnell has served as Senior Vice President-Film Licensing since May 2009. From March 2006 until May 2009, Mr. Bunnell was the Chairman of Distribution of The Weinstein Company, an independent film studio. From May 1993 until February 2006, Mr. Bunnell was the Senior Vice President and Head Film Buyer of Loews Cineplex Entertainment, the oldest theatre chain in North America until its merger with AMC Entertainment in 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The compensation discussion and analysis provides important information regarding our executive compensation program. The “named executive officers” are the five executives whose compensation is detailed in the compensation table. All members of management, including the named executive officers are referred to as “executive officers”.

Executive Summary

Our executive compensation philosophy is to enhance the value of our stockholders’ investment and reward and retain executive talent. The goals of our compensation program are:

•	enhance our long term competitive advantage and sustainable profitability, thereby contributing to the value of our stockholders’ investment;

•	attract, motivate, reward and retain high caliber talent who will direct the Company to increase value for our stockholders;

•	align the executives’ and stockholders’ long-term interests;

•	minimize incentives for risky business practices with short-term impact; and

•	support the Company’s business strategy by defining specific business criteria and performance targets for executives and rewarding achievement of these targets.

The principal elements of our executive compensation are as follows:

•	base salaries;

•	annual performance-based cash incentive payments; and

•	annual long term equity incentive compensation.

Generally, total compensation of all executive officers is distributed between the three elements. The annual base salary is the only portion of the compensation guaranteed to the executive officers and is set by the Compensation Committee in December of the prior fiscal year. In 2008, the stockholders approved the performance-based cash incentive compensation pursuant to the Cinemark Holdings, Inc. Performance Bonus Plan (the “Bonus Plan”). Incentive compensation under the Bonus Plan is paid based upon the performance of the Company during the fiscal year measured against an objective business criteria and performance factors set up during the first quarter of the fiscal year by the Compensation Committee. The objective of the Bonus Plan is to make cash bonus payments annually to executives provided the Company achieves certain pre-established metrics.

Long term equity incentive compensation awarded annually pursuant to the Restated Plan, approved by the stockholders in 2008, ties executive compensation to long-term Company performance. The Company believes that long-term performance is achieved through an ownership culture that encourages such performance and aligns the employee’s interests with the interests of our stockholders. In addition, we believe we must be able to attract and retain highly qualified executive officers as leaders to ensure our success and that long term equity incentive compensation is a key factor to attract and retain such officers. In order to achieve our compensation goals we balance the various elements of our compensation program. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals over a three year performance period established by the Compensation Committee. The grants of performance awards are usually at a higher percentage of total compensation for the named executive officers compared to the other executive officers as the named executive officers have a greater leadership role in directing the Company. The restricted stock are awarded annually as a retention incentive. Restricted stock vesting is not tied to Company performance but have long-term vesting schedules of 50% each on the second and fourth anniversaries of the grant date provided, the executive is continuously employed with the Company through the vest date.

For 2010, the Compensation Committee granted the named executive officers and certain other executive officers additional shares of restricted stock and performance shares in the form of restricted stock units in consideration of the Company’s outperformance of its peer group and the industry and the leadership shown in not only guiding the Company through, but increasing its equity value during the challenging economic environment over the previous years. The Compensation Committee determined that the additional awards awarded in 2010 were appropriate to incentivize these executive officers to continue to create long term value for the stockholders.

Since 2006, we have achieved year-over-year revenue growth and increased profitability. Over the 4 year period from 2006 to 2009, the Company achieved the following:

•	average revenue growth of 18% compared to the peer group average increase of 8%;

•	average earnings per share of $1.15 compared to $0.22 for the peer group.

In 2010, the Company continued its strong performance record. The Company’s revenues for 2010 increased 8.3% to over $2 billion from 2009. Net income of the Company for 2010 increased to approximately $146 million from approximately $97 million for 2009.

We achieved these results not only because of factors such as our disciplined operating philosophy, business model, leading state-of-the-art technology and strong customer relationships but because of the leadership and strong management. Improving our results, positioning the Company for continued future success as a leader in the industry and increasing financial returns for our stockholders require that we foster and retain talent. Led by Chairman and founder Lee Roy Mitchell, Chief Executive Officer Alan W. Stock, President and Chief Operating Officer Timothy Warner, Chief Financial Officer Robert Copple and President of Cinemark International Valmir Fernandes, our management team has 14 to 52 years of theatre operating experience executing a focused strategy that has led to consistent operating results. This management team has successfully navigated the Company through many industry and economic cycles.

The pie charts below show the percentage composition of the total direct compensation for each named executive officer for 2010. The percentage of compensation component listed in each graph is calculated by dividing the value of compensation received under each category by the total direct compensation. The performance award percentages have been calculated based on a target level of achievement as the number of restricted stock units to vest cannot be determined prior to December 31, 2012.

The base salaries of the named executive officers, except Mr. Mitchell, were aligned closely to market midpoint. Mr. Mitchell’s base salary was between the market 50th and market 75th percentiles. The actual performance-based cash incentive payments received in February 2011 by the named executive officers for 2010 was between the market 50th and market 75th percentiles. Overall, the target total direct compensation of the named executive officers is below the market midpoint targeted total direct compensation.

The Compensation Committee believes our executive compensation program is not only effective at achieving our performance goals, but reasonable in relation to the programs of our peer group companies, and balanced in that it encourages our named executive officers to work for meaningful stockholder returns, without taking unnecessary or excessive risks. The highlights of our compensation program and compensation governance include:

•	Total direct compensation for our named executive officers is generally targeted to compensate between the 50th and 75th percentiles of our peer group companies for on-target performance.

•	Our compensation program for named executive officers rewards performance while minimizing incentives for risky business practices with short-term impact.

•	The change of control provisions in our employment agreements are “double trigger”.

•	No tax gross-ups under any employment agreement.

•	Our named executive officers are prohibited from engaging in hedging transactions in Company shares.

The following section discusses the process of determining executive compensation and the specifics of the elements of compensation.

Roles and Responsibilities

Compensation Committee. The Compensation Committee is responsible for:

•	determining the compensation for each of the named executive officers, and reviewing, evaluating and overseeing the Company’s compensation program;

•	determining the compensation for the other executive officers and other senior officers it deems appropriate;

•	establishing certain business criteria and performance targets relevant to compensation for the Chief Executive Officer and other executive officers and evaluating their performance against such business criteria and performance targets; and

•	approving the grant of all equity based compensation.

The Compensation Committee establishes the compensation of the Chief Executive Officer without management input, but may be assisted in this determination by outside compensation consultants. In establishing the compensation for the executive officers, the Compensation Committee may consider the recommendations of the Chief Executive Officer and input received from a compensation consultant. The Compensation Committee advises the Board of its determination prior to implementation of annual cash incentive bonus and equity based awards for the named executive officers and executive officers it deems appropriate. While the Compensation Committee may consider input provided by the Board, the decisions regarding performance-based cash incentive compensation and long term equity incentive compensation are made solely by the Compensation Committee.

Management. The Chief Executive Officer conducts an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review. The review considers financial and non-financial criteria to measure our performance against internal goals and the performance of comparable companies in the theatrical exhibition industry. Annually, the Chief Executive Officer provides recommendations to the Compensation Committee for specific levels of base salary, target levels for annual performance-based cash incentive payments and long-term equity based compensation for the executive officers (other than for the Chief Executive Officer). Management also provides data with respect to the competitive market for executives and compensation levels provided by comparable companies, the compensation practices of companies in the theatrical exhibition industry and companies of comparable size and financial performance with whom we may compete for talent.

Compensation Consultant. The Compensation Committee Charter authorizes the Compensation Committee to retain one or more compensation consultants to assist in the evaluation of CEO or executive compensation. In 2007, the Company management, with the approval of the Compensation Committee, engaged an outside compensation consultant, Longnecker & Associates, which reviewed and made recommendations to our executive compensation program. The consultant is independent of management and provides data (including data provided by management) to the Compensation Committee for review and determination of compensation of individual executive officers. Longnecker & Associates does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The consultant was re-engaged by management to make recommendations regarding the 2010 compensation levels of the executive officers based on appropriate peer companies and market survey data. For 2010, as in previous years, management provided comparable compensation data from SEC filings for a peer group of companies, namely, AMC Entertainment, Inc., Regal Entertainment Group, Inc., Carmike Cinemas, Inc. and IMAX Corporation. The Compensation Committee believes, based upon its experience and knowledge, that the executive compensation program discussed herein provides the best method to achieve our executive compensation goal of aligning stockholder interest of long-term growth while attracting, retaining and motivating key executive personnel.

Base Salary

The Compensation Committee seeks to keep base salary competitive and to establish the minimum levels of compensation that helps attract and retain qualified executives. Base salaries for the Chief Executive Officer and the other executive officers are determined by the Compensation Committee based on a variety of factors including:

•	nature and responsibility of the position;

•	expertise of the individual executive;

•	competitiveness of the market for the executive’s services;

•	potential for driving the Company’s success in the future;

•	peer data;

•	the performance reviews and recommendations of the Chief Executive Officer (except in the case of his own compensation); and

•	other judgmental factors deemed relevant by the Compensation Committee such as recommendations of the compensation consultant.

The Compensation Committee has not adopted any formula with specific weightings assigned to any of the factors above. For the 2010 fiscal year, annual base salaries were reviewed during the fourth quarter of 2009. Following this review, for 2010, base salaries for our named executive officers increased 1% over their respective 2009 base salaries.

Annual Performance-Based Cash Incentive Compensation

In setting compensation, the Compensation Committee considers annual cash incentives based on Company performance to be an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is paid to our executive officers pursuant to our Bonus Plan to align executive pay with the financial performance of the Company. Under the Bonus Plan, during the first quarter of the fiscal year, the Compensation Committee establishes objective business criteria and performance factors for the Company for the fiscal year and based upon the performance of the Company during the fiscal year, the Compensation Committee awards annual cash incentive bonuses to the Bonus Plan participants prior to the end of the first quarter of the following fiscal year. The objective of the Bonus Plan is to make cash bonus payments annually to individuals based on the achievement of specific objective annual performance factors or business criteria that contributes to the growth, profitability and increased value of the Company.

The bonus process for the named executive officers under the Bonus Plan involves the following steps:

(1)  Setting a Target Bonus. During the first quarter of the fiscal year, the Compensation Committee approves the target bonus amount for each named executive officer. The target bonus amount may take into account all factors deemed relevant by the Compensation Committee, including recommendations from the chief executive officer (except for target bonus amounts for the Chief Executive Officer). The Compensation Committee also approves the maximum bonus that a named executive officer is entitled to receive. The maximum bonus amount will not exceed 200% of such named executive officer’s annual base salary at the time the target bonus is determined.

(2)  Setting the Performance Factors. During the first quarter of each fiscal year, the Compensation Committee establishes the performance factors for the Company and the executive officers. Performance factors may include by way of example but not limitation, any or all of the following: revenue; net sales; operating income; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); Adjusted EBITDA; Adjusted EBITDA Margin; cash flow; working capital and components thereof; return on equity or average stockholder’s equity; return on assets; market share; sales (net or gross) measured by product line, territory, customer(s), or other category; stock price; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; any increase or decrease of one or more of the foregoing over a specified period; or implementation or completion of critical projects. With respect to certain participants who are not named executive officers, these targets may also include such objective or subjective performance goals as the Compensation Committee may, from time to time, establish.

(3)  Measuring Performance. Prior to making any payments under the Bonus Plan, the Compensation Committee will certify whether the applicable performance factors were attained. In reaching its conclusions, the Compensation Committee will make certain adjustments as specified in the Bonus Plan. Such adjustments include but are not limited to issues such as changes in accounting principles, extraordinary, unusual or non-recurring events that were not included in the operating budget for the performance period (such as the disposition of a theatre or theatres or the cessation of operation of a theatre as a result of a natural disaster).

In March 2010, the Compensation Committee established performance criteria, performance targets and awards for our named executive officers for the 2010 fiscal year under the terms of the Bonus Plan. The 2010 awards provided for the payment of bonus compensation based on the achievement of Adjusted EBITDA financial metrics, which we believe reflect the effective implementation of the Company’s business plan and objectives in a manner that will be beneficial to stockholders and to the long-term financial health and development of our business. Each performance target under the 2010 awards had a threshold, target and maximum level of payment opportunity. Messers. Mitchell and Stock had a target opportunity of 100% of their individual 2010 base salary and Messers. Warner, Copple and Fernandes had a target opportunity of 75% of their individual 2010 base salary. The threshold opportunity for each of Messers. Mitchell, Stock, Warner, Copple and Fernandes was 33.33%, with the maximum payment opportunity equal to 133.33% of the individual’s target opportunity. Each named executive officer was entitled to receive a ratable portion of his target bonus if we achieved Adjusted EBITDA within the specified parameters. The actual amount of bonuses paid, if any, may result in a bonus that is greater or less than the stated target (and could be zero) depending on whether, and to what extent, the applicable performance and other conditions are satisfied.

In February 2011, based on the Adjusted EBITDA target achieved by the Company, the Compensation Committee determined the cash incentive bonus for each of the named executive officers. The percentage at which the bonus was awarded was 133.33% of the target bonus for each named executive officer. The Adjusted EBITDA target for purposes of the Bonus Plan for 2010, before payment of bonuses, was set by the Compensation Committee at $435 million. The Adjusted EBITDA target achieved by the Company for purposes of the Bonus Plan in 2010 was $493.2 million. The reported Adjusted EBITDA was 485.9 million after adjustment for payment of bonuses of $7.3 million. The amount of the cash bonus paid on February 24, 2011, to each of Messers. Mitchell, Stock, Warner, Copple and Fernandes under the Bonus Plan for the 2010 fiscal year are as follows:

Name	Bonus Amount
Lee Roy Mitchell	$1,091,347

Alan W. Stock	$828,556

Timothy Warner	$455,348

Robert Copple	$428,563

Valmir Fernandes	$350,000

Long Term Equity Incentive Compensation

The Company believes granting awards with long vesting periods creates an ownership culture which provides substantial retention incentive and also encourages focus on the Company’s long term business objectives and performance. In addition, we believe we must be able to attract and retain highly qualified executive officers as leaders to ensure our success and that long term equity incentive compensation is a key factor to attract and retain such officers.

Our long term equity incentive compensation under the Restated Plan, permits the Compensation Committee to grant stock options, restricted stock awards, restricted stock units, performance awards in the form of restricted stock or restricted stock units or a mix of any such type of award. Stock options, restricted stock awards and restricted stock units reward participants in slightly different ways as measured against increases in stockholder value. Stock options are issued with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Accordingly, a recipient of stock options is rewarded only if the stock price increases after the dates of grant. Restricted stock and restricted stock units are impacted by increases or decreases in stock price from the market price at the date of grant.

No stock options were granted to any employee in 2010. Pursuant to the Restated Plan, restricted stock and performance awards in the form of restricted stock units were granted to eligible employees, including named executive officers, before the end of the first quarter of 2010. The grants of restricted stock and restricted stock units based performance awards were at a higher percentage of total compensation for the named executive officers compared to the other executive officers.

Restricted Stock. Restricted stock granted under the Restated Plan is subject to a time based vesting condition. Annual grants of restricted stock to the executive officers may be based upon a percentage of such executive’s annual base salary. Recipients of restricted stock awards are permitted to (i) receive dividends on the restricted stock to the extent dividends are paid by the Company on shares of its Common Stock and (ii) to vote such Common Stock during the restriction period. Periodic awards of restricted stock can be made to eligible employees at the discretion of the Compensation Committee.

The restricted stock awarded to the executive officers generally vest 50% on each of the second and fourth anniversaries of the grant date provided, the executive is continuously employed with the Company through the vest date.

Performance Awards. Performance awards can be granted in the form of restricted stock or restricted stock units. Performance awards entitle recipients to vest in or acquire shares of Common Stock upon the attainment of specified performance goals established by the Compensation Committee. The performance awards and performance goals are based on one or more pre-established objective criteria that specify the number of shares of Common Stock under the performance award that will be granted (if performance award is in the form of restricted stock unit) or will vest (if performance award is in the form of restricted stock) if the performance goal is attained. During the first quarter of a fiscal year, the Compensation Committee approves the performance goal for each performance award. Common stock received upon attainment of the performance goals under a restricted stock unit based performance award may be subject to additional time-based vesting conditions. Any dividends that are attributable to the underlying Common Stock relating to a restricted stock unit based performance award will be payable to the recipient when the established vesting conditions are satisfied.

The total number of shares of Common Stock that may be awarded pursuant to the performance share agreement is based on an implied equity value concept that determines an internal rate of return during a three fiscal year period (the “Performance Period”) based on a formula utilizing a multiple of Adjusted EBITDA (subject to certain specified adjustments). Each performance target underlying the performance awards has a threshold, target and maximum level of payment opportunity, with the maximum payment opportunity equal to 150% of the individual’s target opportunity based upon an internal rate of return during such three year period (“IRR”). The targets were established in writing by the Compensation Committee. The number of shares of Common Stock an executive may receive on the attainment of a performance goal cannot be determined at the date of grant because the payment of such compensation is contingent upon attainment of pre-established goals and the actual compensation to be paid to an executive officer is at the Compensation Committee’s discretion. In 2010, the performance awards were awarded in the form of restricted stock units. The 2010 restricted stock unit awards will vest on a prorated basis according to the IRR achieved by the Company during the Performance Period. For example, if the Company achieves an IRR equal to 11.5%, the number of restricted stock units that will vest will be greater than the target but less than the maximum number that would have vested had the Company achieved the highest IRR.

The following table sets forth the various IRR percentages and the number of corresponding restricted stock units underlying the performance awards to be made to eligible participants:

IRR	Performance Shares Issuable
IRR equal to 8.5% but less than 10.5%	33 1/3% of the maximum performance shares issuable

IRR equal to 10.5% but less than 12.5%	66 2/3% of the maximum performance shares issuable

IRR equal to or greater than 12.5%	100% of the maximum performance shares issuable

The shares of Common Stock each executive officer receives upon attainment of the specified performance targets are subject to further service based vesting for a period of one year beyond the calculation date. See Grants of Plan-Based Awards table.

In March 2010, the Compensation Committee modified the criteria used to determine the IRR for the performance awards (in the form of restricted stock units) granted to certain executive officers and employees in 2008. The modification was necessitated to more accurately reflect the intention of the Compensation Committee to reward participants for value created by factors that are within the control of the employee. Such factors and certain external inputs comprise the performance criteria for the performance awards. Although the Company has performed remarkably well since the beginning of the Performance Period for the 2008 performance awards, the challenging economic environment had adversely impacted certain external inputs in the performance criteria which is outside of the participant’s control. Accordingly, the Compensation Committee modified the performance criteria by changing the multiple upon which the implied equity value is calculated to determine the IRR for the Performance Period for the 2008 performance awards. The number of restricted stock units subject to each performance award however remained unchanged. As a result of the application of IRC Section 162(m), for the named executive officers the 2008 performance awards were deemed cancelled and reissued as of March 31, 2010. For all other recipients of the 2008 performance awards, the change was deemed a modification.

In March 2011, the Compensation Committee certified that the Company had achieved the highest level of IRR for the Performance Period from January 1, 2008 to December 31, 2010. Consequently, the restricted stock units that were awarded to the named executive officers in March and April 2008 will vest in the maximum amounts in March and April 2012 respectively, provided the named executive officer satisfies the additional time based vesting condition. See Outstanding Equity Awards at Fiscal Year End table.

Perquisites

With limited exceptions, the Compensation Committee’s policy is to provide benefits and perquisites to our named executive officers that are substantially the same as those offered to our other employees at or above the level of vice president. The benefits and perquisites that may be available in addition to those available to our other employees include life insurance premiums and long term disability insurance.

401(k) Plan

We sponsor a defined contribution savings plan, or 401(k) Plan, whereby certain employees may elect to contribute, in whole percentages between 1% and 50% of such employee’s compensation, provided no employee’s elective contribution shall exceed the amount permitted under Section 402(g) of the Code ($16,500 for 2010, $16,500 for 2009 and $15,500 for 2008). In 2010, participants over the age of 50 could contribute an additional $5,500.

We may make an annual discretionary matching contribution up to a maximum of 6% of the employee’s annual contribution to the 401(k) Plan. In 2010, our annual discretionary matching contribution was 100% up to 3% and 75% for the remaining 3% of the employee’s contribution. Our discretionary matching contributions immediately vest.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the 2010 fiscal year, and the Board has approved the recommendation.

Respectfully submitted,

Benjamin D. Chereskin (Chairman)
Vahe A. Dombalagian

Summary of Employment Agreements for our Named Executive Officers

We have employment agreements with our named executive officers and certain other executive officers. The employment agreements with Lee Roy Mitchell, Alan W. Stock, Timothy Warner and Robert Copple were executed in 2008 and the employment agreement with Valmir Fernandes was entered into in 2010. In line with our compensation philosophy, the Company entered into the employment agreements to more closely align the compensation of certain executive officers with market competitive compensation. In approving the employment agreements, the Compensation Committee compared the employment agreements for similarly situated executives at Regal Entertainment Group, Inc., AMC Entertainment, Inc. and National CineMedia, Inc. A summary of the employment agreements of the named executive officers is below:

Term

The term of the employment agreements initially is three years. However, at the end of each year of the term, the term is extended for an additional one-year period unless the named executive officer’s employment is terminated.

Base Compensation

The base salaries are subject to annual review for increase (but not decrease) each year by our Compensation Committee. In addition, the named executive officers are eligible to receive an annual cash incentive bonus upon our meeting certain performance targets established by our Compensation Committee for the fiscal year.

Severance Payments

The employment agreements provide for severance payments upon termination of employment, the amount and nature of which depends upon the reason for termination.

Termination for Good Reason or Without Cause

If Mr. Mitchell resigns for good reason (as defined in the agreement) or is terminated by us without cause, Mr. Mitchell will receive, in a lump sum, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted to Mr. Mitchell; an amount equal to Mr. Mitchell’s annual base salary in effect as of the date of such termination and an amount equal to the most recent annual bonus he received prior to the date of termination payable within 30 days of the end of the current fiscal year. Mr. Mitchell and his dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

If Messers. Stock, Warner, Copple or Fernandes resign for good reason or is terminated by us without cause, the executive will receive, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted. Messers. Stock, Warner, Copple and Fernandes will also receive two times the annual base salary in effect at the time of termination for a period of twenty-four (24) months following such termination, subject to applicable Section 409A requirements; an amount equal to the most recent annual bonus received by the executive for any fiscal year ended prior to the date of such termination payable in a lump sum within thirty (30) days of termination; outstanding stock options will become fully vested and exercisable upon such termination or resignation; equity awards other than stock options with time vesting provisions shall become vested on a pro rata basis and equity awards other than stock options with performance based vesting provisions shall remain outstanding through the remainder of the applicable performance period (without regard to any continued employment requirement) and if or to the extent the performance provisions are attained shall become vested without any regard to any continued employment requirement on a pro rata basis. The executive and executive’s dependents will also be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of twenty-four (24) months from the termination date.

Termination Due to Death or Disability

In the event an executive’s employment is terminated due to his death or disability, the executive or his estate will receive, in a lump sum: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted; a lump sum payment equal to twelve (12) months of executive’s annual base salary as in effect at the time of termination, provided, in the case of disability, such amount shall be offset by the amount of base salary paid by the Company to executive or his representative following the date he was first unable to substantially perform his duties under his employment agreement through the date of termination and any benefits payable to executive and/or his beneficiaries in accordance with the terms of any applicable benefit plan. The executive and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for twelve (12) months from the termination date.

Termination For Cause or Voluntary Termination

In the event executive’s employment is terminated by us for cause or under a voluntary termination (other than termination due to disability or good reason), the executive will receive accrued base salary through the date of termination and any previously vested rights under a stock option or similar incentive compensation plan in accordance with the terms of such plan.

Termination Due to Change of Control

Mr. Mitchell does not have a change of control provision in his employment agreement.

In the employment agreements of Messers. Stock, Warner, Copple and Fernandes, change of control shall be deemed to have occurred (i) on the date (A) any individual, entity or group other than MDCP or the Mitchell Family (as defined in the agreement) acquires or has acquired during the 12 month period ending on the date, beneficial ownership of thirty percent (30%) or more of the total voting stock at the election of directors and (B) such beneficial ownership then exceeds the combined voting power of MDCP and the Mitchell Family, (ii) a majority of the Company’s Board shall not be Continuing Directors (as defined in the agreement) or (iii) the sale of all or substantially all of the Company’s assets.

If within one (1) year after a change of control, executive’s employment is terminated by the Company (other than for disability, death or cause) or by executive for good reason, the executive shall receive, in a lump sum within thirty (30) days of termination, subject to applicable Section 409A requirements: accrued compensation (which includes base salary and a pro rata bonus) through the date of termination; vacation pay and any vested equity awards and benefits such as retirement benefits, in accordance with the terms of the plan or agreement pursuant to which such equity awards or benefits were granted; sum of two times executive’s annual base salary and one and one half times the most recent annual bonus received by executive for any fiscal year ended prior to the date of termination. The executive and executive’s dependents will be entitled to continue to participate in the Company’s welfare benefit plans and insurance programs for a period of thirty (30) months from the termination date. Any outstanding equity award granted to executive shall become fully vested and/or exercisable as of the date of such termination and shall remain exercisable in accordance with the terms of the plan or agreement pursuant to which such equity awards were granted.

Benefits

The named executive officers qualify for our 401(k) matching program and are also entitled to certain additional benefits including life insurance and disability insurance. Pursuant to his employment agreement, Mr. Mitchell is entitled to life insurance benefits of not less than $5 million and disability benefits of not less than 66% of base salary.

Perquisites

Under his employment agreement, Mr. Mitchell is entitled to a luxury automobile and a membership at a country club. Currently, Mr. Mitchell does not have a luxury automobile or a country club membership paid for by the Company.

Unless Mr. Mitchell’s employment is terminated by us for cause or under a voluntary termination, Mr. Mitchell will also be entitled, for a period of five years, to tax preparation assistance upon termination of his employment. The employment agreement contains various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

The employment agreements of Messers. Stock, Warner, Copple or Fernandes provide that unless the executive’s employment is terminated by us for cause the executive will also be entitled to office space and support services for a period of not more than three months (3) following the date of any termination.

Covenants

All the employment agreements contain various covenants, including covenants related to confidentiality, non-competition (other than certain permitted activities as defined therein) and non-solicitation.

Additional information on amounts payable had a termination for good reason, a change of control, death or disability occurred on December 31, 2010 may be found under the heading — “Potential Payments Upon Termination by us Without Cause or by Executive for Good Reason”, “Potential Payments Upon Termination due to Change of Control” and “Potential Payments Upon Death or Disability.”

Compensation Risk

With respect to risks related to compensation matters, the Compensation Committee considers whether the Company’s compensation programs for executives and employees encourages unnecessary or excessive risk taking. Upon such consideration the Compensation Committee has concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The base salaries of executives are fixed, annual cash incentives are tied to Company’s overall performance and measured against a pre-established objective business criteria and long-term incentive awards are equity-based with vesting schedules tied to Company performance and long-term service to the Company, all of which ensure that executives have significant value tied to the growth of the Company.

Summary Compensation Table

The following table contains summary information concerning the total compensation earned during 2010, 2009 and 2008 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving in this capacity as of December 31, 2010, whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2010.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and Principal		Salary	Awards	Compensation	Compensation
Position	Year	($)	($)(1)	($)(2)	($)		Total ($)
Lee Roy Mitchell	2010	818,510	-	1,091,347	113,008	(3)	2,022,865

Executive Chairman of the Board	2009	802,461	-	1,069,948	113,008	(3)	1,985,417

	2008	794,516	-	855,241	130,637	(3)	1,780,394

Alan W. Stock	2010	621,417	2,610,736	828,556	114,289	(4)	4,174,997

Chief Executive Officer	2009	609,232	761,539	812,309	59,260	(4)	2,242,340

	2008	603,200	753,988	649,303	31,563	(4)	2,038,054

Timothy Warner	2010	455,348	2,289,346	455,348	86,523	(5)	3,286,564

President & Chief Operating Officer	2009	446,420	446,405	446,420	41,193	(5)	1,380,438

	2008	442,000	441,998	356,837	24,445	(5)	1,265,280

Robert Copple	2010	428,563	2,262,532	428,563	87,300	(6)	3,206,958

Chief Financial Officer, Treasurer & Executive VP	2009	420,160	420,147	420,160	41,281	(6)	1,301,748

	2008	416,000	415,986	335,846	25,648	(6)	1,193,480

Valmir Fernandes	2010	350,000	1,908,864	350,000	105,341	(7)	2,714,205

President - Cinemark International	2009	294,415	220,809	350,000	47,842	(7)	913,066

	2008	291,500	214,451	175,587	36,396	(7)	717,934

(1)	The amounts reflect the aggregate grant date fair value of restricted stock and performance awards (in the form of restricted stock units) granted to the named executive officers in 2010, 2009 and 2008, computed in accordance with FASB ASC Topic 718. The amounts shown exclude the impact of estimated forfeitures.

The grant date fair values were calculated based on the closing price of the Company’s Common Stock on March 31, 2010 of $18.34 per share, on March 27, 2009 of $9.50 per share and on March 28, 2008 of $12.89 per share assuming the target level of payment as the most probable outcome.

The values of the restricted stock units at the grant dates in 2010, 2009 and 2008, assuming that the highest level of IRR is achieved, are as follows:

Name	2010	2009	2008
Alan W. Stock	$1,499,533	$571,150	$565,484

Timothy Warner	$1,258,491	$334,799	$331,492

Robert Copple	$1,238,390	$315,106	$311,990

Valmir Fernandes	$1,041,914	$143,526	$139,380

In March 2010, the Compensation Committee modified the criteria used to determine the IRR for the performance awards (in the form of restricted stock units) granted to certain executive officers and employees in 2008. The modification was necessitated to more accurately reflect the intention of the Compensation Committee to reward participants for value created by factors that are within the control of the employee. Such factors and certain external inputs comprise the performance criteria for the performance awards. Although the Company has performed remarkably well since the beginning of the Performance Period for the 2008 performance awards, the challenging economic environment had adversely impacted certain external inputs in the performance criteria which is outside of the participant’s control. Accordingly, the Compensation Committee modified the performance criteria by changing the multiple upon which the implied equity value is calculated to determine the IRR for the Performance Period for the 2008 performance awards. The number of restricted stock units subject to each performance award however remained unchanged. As a result of the application of IRC Section 162(m), for the named executive officers the 2008 performance awards were deemed cancelled and reissued as of March 31, 2010. For all other recipients of the 2008 performance awards, the change was deemed a modification.

The fair values (maximum) of the 2008 stock awards on the modification date, using the closing price of our Common Stock as of March 31, 2010 of $18.34 per share are as follows:

Name
2008
Alan W. Stock	$804,576

Timothy Warner	$471,650

Robert Copple	$443,901

Valmir Fernandes	$198,310

In March 2011, the Compensation Committee certified that the Company had achieved the highest level of IRR for the Performance Period from January 1, 2008 to December 31, 2010. Consequently, the restricted stock units that were awarded to the named executive officers in March and April 2008 will vest in the maximum amounts in March and April 2012 respectively, provided the named executive officer satisfies the additional time based vesting condition.

See Note 19 to the Company’s 2010 Annual Report on Form 10-K filed March 1, 2011, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumption, the period over which the Company will recognize compensation expense for such awards and recognition of compensation expense for the 2010, 2009 and 2008 performance awards.

The specific terms of the restricted stock and restricted stock units are discussed in more detail under “Compensation Discussion and Analysis.” See also Grants of Plan-Based Awards table for the 2010 restricted stock and performance awards.

The grant date fair values for the equity awards do not necessarily correspond to the actual values that will be realized by the named executive officers. The actual values realized will depend on the market value of the Common Stock on the vesting dates of the restricted stock and the restricted stock units.

(2)	Bonuses earned in a fiscal year are paid in February or March of the following year pursuant to the Bonus Plan and are based upon the attainment of performance targets established by the Compensation Committee. The 2010 bonuses were paid on February 24, 2011, the 2009 bonuses were paid on February 25, 2010 and the 2008 bonuses were paid on March 2, 2009.

(3)	Represents an annual matching contribution to Mr. Mitchell’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), value of the use of a Company vehicle for one year ($0 in 2010, $0 in 2009 and $18,417 in 2008) and the dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Mitchell ($100,145 in 2010, 2009 and 2008).

(4)	Represents an annual matching contribution to Mr. Stock’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Stock ($3,695 in 2010, $3,696 in 2009 and $3,695 in 2008) and dividends paid on restricted stock ($97,731in 2010, $42,702 in 2009 and $15,793 in 2008).

(5)	Represents an annual matching contribution to Mr. Warner’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Warner ($2,990 in 2010, $3,299 in 2009 and $3,112 in 2008) and dividends paid on restricted stock ($70,670 in 2010, $25,032 in 2009 and $9,258 in 2008).

(6)	Represents an annual matching contribution to Mr. Copple’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Copple ($5,690 in 2010, $4,860 in 2009 and $4,860 in 2008) and dividends paid on restricted stock ($68,747 in 2010, $23,559 in 2009 and $8,713 in 2008).

(7)	Represents an annual matching contribution to Mr. Fernandes’s 401(k) savings plan ($12,863 in 2010, $12,863 in 2009 and $12,075 in 2008), expatriate allowance ($37,356 in 2010, $17,957 in 2009 and $16,108 in 2008), dollar value of life insurance premiums and disability insurance paid by us for the benefit of Mr. Fernandes ($3,122 in 2010, 2009 and 2008) and dividends paid on restricted stock ($52,001 in 2010, $13,901 in 2009 and $5,091in 2008).

Grants of Plan-Based Awards

The following table specifies the grants of awards made to the named executive officers during the fiscal year ended December 31, 2010 under the Restated Plan and the Bonus Plan.

Grants of Plan-Based Awards

									All Other
									Stock
									Awards:	Grant
									Number	Date
			Estimated Future			Estimated Future			of	Fair
	2010		Payouts Under			Payouts Under			Shares	Value of
	Grant		Non-Equity Incentive Plan			Equity Incentive Plan			of Stock	Stock
Name	Dates	*	Awards(1)			Awards(2)			or Units(3)	Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Lee Roy Mitchell	2/24/11		272,809	818,510	1,091,347	-	-	-	-	-

Alan W. Stock	2/24/11		207,118	621,417	828,556

	3/31/10	3/30/10				27,254	54,509	81,763		999,695

	3/31/10	3/30/10							87,843	1,611,041

Timothy Warner	2/24/11		113,826	341,511	455,348

	3/31/10	3/30/10				22,873	45,747	68,620		839,000

	3/31/10	3/30/10							79,081	1,450,346

Robert Copple	2/24/11		107,130	321,422	428,563

	3/31/10	3/30/10				22,507	45,016	67,524		825,593

	3/31/10	3/30/10							78,350	1,436,939

Valmir Fernandes	2/24/11		87,491	262,500	350,000

	3/31/10	3/30/10				18,936	37,874	56,811		694,609

	3/31/10	3/30/10							66,208	1,214,255

*	The date the Compensation Committee took action to grant the 2010 equity awards.

(1)	In March 2010, the Compensation Committee established performance targets for our named executive officers for the 2010 fiscal year under the terms of the Bonus Plan. The Compensation Committee approved the 2010 bonuses for the named executive officers on February 21, 2011 and the bonuses were paid on February 24, 2011. See Compensation Discussion and Analysis for a description of the bonus process under the Bonus Plan and the Summary Compensation Table for the actual bonus amounts paid to each named executive officer for the 2010 fiscal year.

(2)	In March 2010, under the terms of the Restated Plan, the Compensation Committee approved performance awards in the form of restricted stock units for an aggregate maximum of 274,718 hypothetical shares of restricted stock to our named executive officers, except Mr. Mitchell, who, the Compensation Committee determined, had sufficient equity ownership to align his interests with the interests of the stockholders. The number of shares subject to each performance award was determined in part by reference to the closing price of the Common Stock on March 31, 2010 of $18.34 per share. The performance shares vest based on a combination of financial performance factors and continued service. The Performance Period for the 2010 performance awards ends December 31, 2012. All payouts of restricted stock units upon attainment of performance goal will be in the form of restricted stock that will vest if the participant continues to provide services through March 31, 2014 (the fourth anniversary of the grant date). Restricted stock unit awards are eligible to receive dividend equivalent payments to the extent declared by our Board if and at the time the restricted stock unit awards become vested. See Compensation Discussion and Analysis for a description of the performance awards.

(3)	In March 2010, under the terms of the Restated Plan, the Compensation Committee approved restricted stock awards for an aggregate of 311,482 shares of restricted stock to our named executive officers, except Mr. Mitchell. The number of shares subject to each award was determined by reference to the closing price of the Common Stock on March 31, 2010 of $18.34 per share. Such shares vest as follows subject to continued service: 50% on March 31, 2012 and the remaining 50% on March 31, 2014. Holders of restricted stock receive dividends to the extent declared by our Board, at the same rate paid to other stockholders of the Company, currently at $0.21 per share.

(4)	The grant date fair values of restricted stock and restricted stock units were determined using the closing price of the Common Stock on the grant date of $18.34 per share. The grant date fair values of the restricted stock units were determined based upon the target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718. The amounts shown exclude the effect of estimated forfeitures. See Note 19 to the Company’s 2010 Annual Report on Form 10-K filed March 1, 2011, for discussion of the assumptions used in determining the fair values of these share based awards, including forfeiture assumptions, and the period over which the Company will recognize compensation expense for such awards.

Outstanding Equity Awards

There were no unexercised options for each named executive officer as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
			Equity Incentive Plan	Equity Incentive Plan
			Awards: Number of	Awards: Market or
	Number of Shares	Market Value of	Unearned Shares,	Payout Value of
	or Units of Stock	Shares or Units of	Units or Other	Unearned Shares, Units
	that have not	Stock that have not	Rights that have not	or Other Rights that
	vested	vested	vested	have not vested
Name	(#)	($)(5)	(#)	($)(8)
Lee Roy Mitchell	-	-	-	-

Alan W. Stock	87,843(1)	1,514,413	27,254(6)	469,859

	40,081(2)	690,996	20,040(7)	345,490

	14,624(3)	252,118	-	-

	43,870(4)	756,319	-	-

Timothy Warner	79,081(1)	1,363,356	22,873(6)	394,331

	23,495(2)	405,054	11,747(7)	202,518

	8,573(3)	147,799	-	-

	25,717(4)	443,361	-	-

Robert Copple	78,350(1)	1,350,754	22,507(6)	388,021

	22,113(2)	381,228	11,056(7)	190,605

	8,068(3)	139,092	-	-

	24,204(4)	417,277	-	-

Valmir Fernandes	66,208(1)	1,141,426	18,936(6)	326,457

	13,171(2)	227,068	5,036(7)	86,821

	4,714(3)	81,269	-	-

	10,813(4)	186,416	-	-

(1)	The reported numbers represent the number of shares of restricted stock granted on March 31, 2010. Subject to continued employment, 50% of these shares will vest on March 31, 2012 and the remaining 50% on March 31, 2014.

(2)	The reported numbers represent the number of shares of restricted stock granted on March 27, 2009. Subject to continued employment, 50% of these shares will vest on March 27, 2011 and the remaining 50% on March 27, 2013.

(3)	The reported numbers represent 50% of the restricted stock granted on March 28, 2008 (for Messers. Stock, Warner and Copple) and April 10, 2008 (for Mr. Fernandes) which remain after 50% of the 2008 grant vested on March 28 (for Messers. Stock, Warner and Copple) and April 10, 2010 (for Mr. Fernandes). The restricted stock reported will vest on March 28, 2012 (for Messers. Stock, Warner and Copple) and April 10, 2010 (for Mr. Fernandes).

(4)	The reported numbers represent the number of performance shares awarded in the form of restricted stock units on March 28, 2008 and cancelled and reissued on March 31, 2010. The relevant performance condition was based on an IRR for the three year Performance Period from January 1, 2008 to December 31, 2010. On February 21, 2011, the Compensation Committee certified that the Company had achieved the highest level of IRR for the Performance Period from January 1, 2008 to December 31, 2010. The shares underlying the restricted stock units are subject to an additional service requirement and will be paid in the form of Common Stock if the executive continues to provide services through March 28, 2012.

(5)	The market value of the restricted stock was valued at the closing price of the Common Stock on December 31, 2010 of $17.24 per share.

(6)	Assumes achievement of the threshold performance goals for such award. The performance shares in the form of restricted stock units were awarded on March 31 2010. The payout of the performance shares are subject to achieving performance targets over a three year Performance Period from January 1, 2010 to December 31, 2012 and satisfying an additional year of continued employment. The performance shares will vest on March 31, 2014.

(7)	Assumes achievement of the threshold performance goals for such award. The performance shares in the form of restricted stock units were awarded on March 27, 2009. The payout of the performance shares are subject to achieving performance targets over a three year Performance Period from January 1, 2009 to December 31, 2011 and satisfying an additional year of continued employment. The performance shares will vest on March 27, 2013.

(8)	The market value of the unearned performance shares in the form of restricted stock units was valued based on the achievement of threshold performance goals at the closing price of the Common Stock on December 31, 2010 of $17.24 per share.

Option Exercises and Stock Vested

The details of the vest events that occurred during 2010 are as follows:

Stock Vested

Name	Stock Awards
	Number
	of Shares	Value
	Acquired on	Realized on
	Vesting (#)	Vesting
Lee Roy Mitchell	-	-

Alan W. Stock	14,623	$266,139(1)

Timothy Warner	8,572	$156,010(1)

Robert Copple	8,068	$146,838(1)

Valmir Fernandes	4,714	$85,512(2)

(1)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on March 26, 2010 of $18.20 per share.

(2)	The aggregate dollar amount realized upon vesting was calculated based upon the closing price of Common Stock on April 12, 2010 of $18.14 per share.

The minimum tax withholdings were paid by each named executive officer by means of stock withholding. The following table specifies the number of shares withheld by the Company for the payment of the minimum tax withholding and the net shares of Common Stock issued to each of Alan W. Stock, Timothy Warner and Robert Copple. Valmir Fernandes did not pay his tax dues by the stock withholding method:

		Shares Withheld
		by the Company
	Shares	for Payment of
	Vested	Tax Withholding	Net Shares Issued
Name	(#)	(#)	(#)
Lee Roy Mitchell	-	-	-

Alan W. Stock	14,623	3,867	10,756

Timothy Warner	8,572	2,267	6,305

Robert Copple	8,068	2,133	5,935

Valmir Fernandes	4,714	0	4,714

Potential Payments upon Termination by us Without Cause or by Executive for Good Reason

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by us without cause or by the named executive officer for good reason. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2010.

				Life and		Value of
			Health	Disability		Equity
	Salary(1)	Bonus(2)	Insurance(3)	Insurance(3)	Assistance(4)	Awards(5)	Total
Lee Roy Mitchell	$818,510	$2,161,295	$5,813	$100,145	$86,500	$-	$3,172,263

Alan W. Stock	$1,242,834	$1,640,865	$23,484	$7,390	$792	$2,861,530	$5,776,895

Timothy Warner	$910,696	$901,768	$19,806	$5,980	$792	$1,909,123	$3,748,165

Robert Copple	$857,126	$848,723	$23,484	$11,380	$792	$1,829,750	$3,571,255

Valmir Fernandes	$700,000	$700,000	$23,484	$6,244	$792	$1,148,736	$2,579,256

(1)	Except for Mr. Mitchell, the amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2010 payable according to Company’s normal payroll practices for a period of 24 months. Mr. Mitchell will only receive his annual base salary for a period of twelve (12) months.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2010 and the annual bonus received by the executive for the fiscal year ended December 31, 2009. See Footnote 2 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Mr. Mitchell and 24 months for Messers. Stock, Warner, Copple and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Mr. Mitchell is entitled to receive tax preparation assistance for five years following the date of termination. We estimate the cost of such preparation to be approximately $17,300 per year for five years. Messers Stock, Warner, Copple and Fernandes are entitled to use our office space for a period of three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements.

Any outstanding equity award with time based vesting provisions shall vest on a prorata basis. Any equity awards with performance based vesting provisions shall remain outstanding through the remainder of the applicable Performance Period and if or to the extent the performance provisions are attained shall vest without regard to any continued employment requirement on a pro rata basis. The pro rata basis for the equity awards is based on the percentage determined by dividing (i) the number of days from and including the grant date of such equity award through the termination date of the executive’s employment, by (ii) the number of days from the grant date to the full vesting date/end of the applicable Performance Period, as applicable, of such equity awards. Based on the above provision, the total number of equity awards that would have vested for each named executive officer on December 31, 2010 is as follows: restricted stock — 61,390 for Alan W. Stock, 43,771 for Timothy Warner, 42,302 for Robert Copple and 30,648 for Valmir Fernandes; and performance shares (in the form of restricted stock units) — 104,592 for Alan W. Stock, 66,967 for Timothy Warner, 63,832 for Robert Copple and 35,984 for Valmir Fernandes. The number of performance shares (restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the Performance Period. There were no outstanding options for any of the named executive officers as of December 31, 2010. See Grants of Plan-Based Awards table and Outstanding Equity Awards at Fiscal Year-End table.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2010 of $17.24 per share.

Potential Payments upon Termination for Cause

If a named executive officer terminates his employment voluntarily, or is terminated for cause, we are only required to pay such named executive officer any accrued unpaid base salary through the date of such termination.

Potential Payments upon Termination due to Change of Control

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment by the Company within one year of a change of control or by executive for good reason. There is no change of control provision in Mr. Mitchell’s employment agreement. The amount of compensation payable to Messers. Stock, Warner, Copple and Fernandes upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2010.

	Salary		Health	Life		Value of Equity
	2010(1)	Bonus(2)	Insurance(3)	Insurance(3)	Assistance(4)	Awards(5)	Total
Lee Roy Mitchell	$-	$-	$-	$-	$-	$-	$-

Alan W. Stock	$1,242,834	$2,047,020	$29,355	$9,238	$792	$5,659,926	$8,989,165

Timothy Warner	$910,696	$1,124,978	$24,758	$7,475	$792	$4,150,151	$6,218,850

Robert Copple	$857,126	$1,058,803	$29,355	$14,225	$792	$4,024,299	$5,984,600

Valmir Fernandes	$700,000	$875,000	$29,355	$7,805	$792	$2,876,063	$4,489,015

(1)	The amounts reported are calculated as follows: two times the annual base salary in effect as of December 31, 2010 payable in a lump sum within 30 days of such termination.

(2)	The amounts reported are calculated as follows: the sum of the annual bonus the executive would have received for the fiscal year ended December 31, 2010 and one and a half times the annual bonus received by the executive for the fiscal year ended December 31, 2009. See Footnote 2 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for 30 months for Messers. Stock, Warner, Copple and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Messers Stock, Warner, Copple and Fernandes are entitled to use our office space for three months following the date of termination. We estimate the amount to be approximately $792 for the use of a 144 square foot office at a rental rate of approximately $22 per square foot per annum.

(5)	The amounts reported have been determined based on the following provision in the respective employment agreements. Upon termination due to change of control, any outstanding equity award granted to the executive shall be fully vested and exercisable and all restrictions lapse. Based on the above provision, the total number of equity awards that would have vested on an accelerated basis for each named executive officer on December 31, 2010 are as follows: restricted stock — 142,548 for Alan W. Stock, 111,149 for Timothy Warner, 108,531 for Robert Copple and 84,093 for Valmir Fernandes; performance shares (in the form of restricted stock units) — 185,754 for Alan W. Stock, 129,579 for Timothy Warner, 124,897 for Robert Copple and 82,732 for Valmir Fernandes. The number of performance shares (restricted stock units) that would vest has been determined based on the assumption that the maximum IRR would be achieved over the Performance Period. See Grants of Plan-Based Awards table and Outstanding Equity Awards at Fiscal Year End table.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2010 of $17.24 per share.

Potential Payments upon Termination due to Death or Disability

The employment agreements with the named executive officers will require us to provide compensation to named executive officers in the event of a termination of employment as a result of the death or disability of such named executive officer. The amount of compensation payable to each named executive officer upon such termination is listed in the table below assuming such triggering event occurred on December 31, 2010.

				Life and	Value of
			Health	Disability	Equity
	Salary(1)	Bonus(2)	Insurance(3)	Insurance(3)	Awards(4)	Total
Lee Roy Mitchell	$818,510	$1,091,347	$5,813	$100,145	$-	$2,015,815

Alan W. Stock	$621,417	$828,556	$11,742	$3,695	$541,905	$2,007,315

Timothy Warner	$455,348	$455,348	$9,903	$2,990	$412,795	$1,336,384

Robert Copple	$428,563	$428,563	$11,742	$5,690	$402,020	$1,276,578

Valmir Fernandes	$350,000	$350,000	$11,742	$3,122	$306,200	$1,021,064

(1)	The amounts reported are the annual base salary of each executive in effect as of December 31, 2010, payable as a lump sum.

(2)	The amounts reported are the annual bonus each executive would have received for the fiscal year ended December 31, 2010. See Footnote 2 to Summary Compensation Table.

(3)	The amounts reported are calculated as follows: welfare benefit plans and insurance programs for a period of 12 months for Messers. Mitchell, Stock, Warner, Copple and Fernandes. Disability insurance includes premiums for long-term disability, individual disability income protection and short-term disability.

(4)	Pursuant to the respective employment agreement of each named executive officer, upon termination due to death or disability, the executive or executive’s estate or representative shall be entitled to receive any previously vested equity awards. Additionally, pursuant to the Restated Plan, upon death or disability, the lesser of, (a) an additional twenty percent (20%) of the shares of Common Stock covered by an individual option or restricted award and (b) the remaining amount of unvested shares of Common Stock covered by the option or restricted award shall become vested and exercisable.

Pursuant to the above, the total number of equity awards that would have vested and be exercisable upon death or disability of each named executive officer would be as follows: restricted stock — 31,433 for Alan W. Stock, 23,944 for Timothy Warner, 23,319 for Robert Copple and 17,761 for Valmir Fernandes.

As of December 31, 2010, there were no vested, exercisable options for Messers. Stock, Warner, Copple and Fernandes.

The values of the equity awards have been calculated using the closing price of our Common Stock on December 31, 2010 of $17.24 per share.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code, as amended disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Section 162(m) did not prevent us from receiving a tax deduction in 2010 for any of the compensation paid to our named executive officers. While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our Board or on the Compensation Committee of our Board. Messers. Chereskin and Dombalagian served as the members of our Compensation Committee during the last completed fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership has been determined in accordance with the applicable rules and regulations, promulgated under the Exchange Act. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days of Record Date are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 117,152,952 shares of Common Stock issued and outstanding as of the Record Date. As of the Record Date, there were 115 holders of record of our Common Stock.

	Beneficial Ownership
Names of Beneficial Owners	Number(1)	Percentage
5% Stockholders

Madison Dearborn Capital Partners IV, LP(2)(10)	24,235,755	21%

Directors and Named Executive Officers

Lee Roy Mitchell(3)	12,122,845	10%

Alan W. Stock(4)	248,207	*

Timothy Warner(5)	136,866	*

Robert Copple(6)	219,264	*

Valmir Fernandes(7)	99,043	*

Benjamin D. Chereskin(8)	12,772	*

Vahe A. Dombalagian(9)	24,235,755	21%

Peter R. Ezersky(10)	11,456	*

Steven P. Rosenberg(11)	23,280	*

Enrique F. Senior(12)	29,563	*

Carlos M. Sepulveda(12)	29,563	*

Roger T. Staubach(12)	29,563	*

Donald G. Soderquist(12)	29,563	*

Raymond W. Syufy	—	*

Executive Officers & Directors as a Group (17 persons)(13)	37,232,354	32%

* Less than 1%.

(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, the Company deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable at, or were exercisable within 60 days of, the Record Date. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Based upon statements in Schedule 13G/A filed by MDCP on February 11, 2011. Includes 5,341 shares owned by Northwestern University and 26,706 shares owned by John W. Madigan. MDCP has an irrevocable proxy to vote the shares of Northwestern University and John W. Madigan in all matters subject to stockholder approval. MDCP is the owner of record of 24,203,708 shares of Common Stock. The address of MDCP is Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(3)	Includes 5,419,095 shares of Common Stock owned by The Mitchell Special Trust. Mr. Mitchell is the co-trustee of The Mitchell Special Trust. Mr. Mitchell expressly disclaims beneficial ownership of all shares held by The Mitchell Special Trust.

(4)	Includes 142,548 shares of restricted stock.

(5)	Includes 111,149 shares of restricted stock.

(6)	Includes 108,531 shares of restricted stock.

(7)	Includes 84,093 shares of restricted stock.

(8)	Includes 7,604 shares of restricted stock.

(9)	The shares beneficially owned by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners IV, LP (“MDP IV”), the sole general partner of MDCP. Messers. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff have joint control over these shares and share voting and investment power with respect to these shares. Mr. Dombalagian is a limited partner of MDP IV and a Managing Director of MDP, and therefore may be deemed to share beneficial ownership of the shares beneficially owned by MDCP. Messrs. Canning, Finnegan, Mencoff and Dombalagian and MDP IV each hereby disclaims any beneficial ownership of any shares beneficially owned by MDCP.

(10)	Includes 7,604 shares of restricted stock.

(11)	Includes 5,414 shares of restricted stock.

(12)	Includes 7,604 shares of restricted stock.

(13)	Includes no shares of Common Stock issuable upon the exercise of options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

These insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company’s knowledge, based solely on its review of the copies of such reports, during the calendar year ended December 31, 2010, all Section 16(a) filing requirements applicable to its insiders were complied with except for the following Form 4 late filing in May 2010.

		Number of Transactions
	Number	Not Reported
Name	of Reports	on a Timely Basis
Don Harton	1	1

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written policy supplementing our Code of Business Conduct and Ethics relating to the review, approval and ratification of transactions between us and “related parties” as generally defined by applicable rules under the Securities Act. The policy covers any related party transaction in which the amount involved exceeds $120,000. Our Board has determined that the Audit Committee is best suited to review and approve related party transactions, although in certain circumstances the Board may determine that a particular related party transaction be reviewed and approved by a majority of disinterested directors. In reviewing and approving a related party transaction, the Audit Committee, after satisfying itself that it has received all material information regarding the related party transaction under review, shall approve based upon the determination whether the transaction is fair and in the best interest of the Company. At such Audit Committee meeting, management shall recommend any related party transactions to be entered into by the Company. If management becomes aware of a proposed or existing related party transaction that has not been pre-approved by the Audit Committee, management shall promptly notify the Chairman of the Audit Committee who shall submit such related party transaction to the Audit Committee for approval or ratification if the Audit Committee determines that such transaction is fair to the Company. If management, in consultation with our Chief Executive Officer, Chief Financial Officer or General Counsel determines that it is not practicable to wait until the next Audit Committee meeting, the Chairman of the Audit Committee has been delegated the authority during this period to review, consider and approve any such transaction. In such event, the Chairman of the Audit Committee shall report any related party transaction approved by him or her at the next Audit Committee meeting. The Audit Committee may establish guidelines it determines are necessary and appropriate for management to follow in dealings with related parties and related party transactions. The procedures followed in considering a related party transaction are evidenced in the resolutions and minutes of the meeting of the Audit Committee or Board, as applicable.

Certain Agreements

Plitt Plaza Joint Venture

We leased one theatre from Plitt Plaza Joint Venture, or Plitt Plaza. Plitt Plaza is indirectly owned by Lee Roy Mitchell, our Chairman of the Board. We closed this theatre during March 2010. We recorded approximately $111,000 related to the termination of the lease pertaining to the theatre.

Laredo Theatre

We manage one theatre for Laredo Theatre, Ltd., (“Laredo”). We are the sole general partner and own 75% of the limited partnership interests of Laredo. Lone Star Theatres, Inc. owns the remaining 25% of the limited partnership interests in Laredo and is 100% owned by Mr. David Roberts, Lee Roy Mitchell’s son-in-law. Under the agreement, management fees are paid by Laredo to us at a rate of 5% of annual theatre revenues up to $50 million and 3% of annual theatre revenues in excess of $50 million. We recorded $105,000 of management fee revenue and received no distributions during the year ended December 31, 2010. As the sole general partner and the majority limited partner of Laredo, we control the affairs of the limited partnership and have the rights to dissolve the partnership or sell the theatre. We also have a license agreement with Laredo permitting Laredo to use the “Cinemark” service mark, name and corresponding logos and insignias in Laredo, Texas.

Copper Beech LLC

Effective September 2, 2009, Cinemark USA, Inc. (“CUSA”), a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Aircraft Agreement”), with Copper Beech Capital, LLC, a Texas limited liability company (the “Operator”), for the use of an aircraft and flight crew on a time sharing basis. Lee Roy Mitchell ourChairman of the Board, and his wife, Tandy Mitchell own the membership interests of the Operator. Prior to the execution of the Aircraft Agreement, the Company had an informal agreement with the Operator to use, on occasion, a private aircraft owned by the Operator. The private aircraft is used by Mr. Mitchell and other executives who accompany Mr. Mitchell to business meetings for the Company. The Aircraft Agreement specifies the maximum amount that the Operator can charge the Company under the applicable regulations of the Federal Aviation Administration for the use of the aircraft and flight crew. The Company will pay the Operator the direct costs and expenses related to fuel, pilots, landing fees, storage fees, insurance obtained for the specific flight, flight planning, weather contract services and expenses such as in-flight food and beverage services and passenger ground transportation incurred during a trip. For the twelve months ended December 31, 2010, the aggregate amounts paid to Copper Beech LLC for the use of the aircraft was approximately $73,000.

Century Theatres

Our subsidiary, Century Theatres, leases 20 theatres and one parking facility from Syufy Enterprises or affiliates of Syufy Enterprises. Raymond Syufy, a director is an officer of the general partner of Syufy Enterprises. Of the 21 leases, 17 have fixed minimum annual rent in an aggregate amount of approximately $21 million. The four leases without minimum annual rent have rent based upon a specified percentage of gross sales as defined in the lease with no minimum annual rent. For the year ended December 31, 2010, we paid approximately $1.2 million in percentage rent for these leases.

Director Nomination Agreement

On April 9, 2007, immediately prior to our initial public offering, we entered into a Director Nomination Agreement with certain of our then current stockholders permitting those certain stockholders to designate persons for appointment or nomination for election to the Board. Pursuant to the Director Nomination Agreement, MDCP has the right to designate five nominees to the Board, the Mitchell Investors (as defined in the Director Nomination Agreement) have the right to designate two nominees to the Board, Syufy Enterprises, LP had the right to designate one nominee to the Board and the Quadrangle Investors (as defined in the Director Nomination Agreement) had the right to designate one nominee to the Board. Effective December 9, 2009, the Quadrangle Investors sold their beneficial ownership in the Company’s Common Stock and no longer have a right to designate a nominee to the Board. Effective August 25, 2010, as described below, Syufy Enterprises also sold its beneficial ownership in the Company’s Common Stock and no longer has a right to designate a nominee to the Board.

Certain Transactions

On January 19, 2010, pursuant to an underwritten public offering, MDCP and Syufy Enterprises sold, in an aggregate, 7,500,000 shares of Common Stock. The proceeds to MDCP and Syufy Enterprises from this offering, prior to expenses, was approximately $107 million.

On March 10, 2010, pursuant to a subsequent underwritten public offering, MDCP, Syufy Enterprises and The Mitchell Special Trust sold, in an aggregate, an additional 10,000,000 shares of Common Stock. The proceeds to MDCP, Syufy Enterprises and The Mitchell Special Trust from this offering, prior to expenses, was approximately $170 million in the aggregate.

On November 8, 2010, pursuant to an underwritten public offering and the subsequent exercise of the over-allotment option by the underwriters, MDCP sold 11,500,000 shares of Common Stock. The proceeds to MDCP from this offering, prior to expenses, was approximately $205 million.

The Company was a party to the underwriting agreements for all underwritten offerings. We paid expenses incurred by the selling stockholders in connection with the offerings, other than the underwriting discounts and commissions, any costs and expenses incurred by the selling stockholders related to their performance under the underwriting agreements and any transfer taxes related to their sale of our Common Stock.

Subsequent to the underwritten offerings, between May 10, 2010 and August 25, 2010, Syufy Enterprises sold the remaining 5,849,402 shares of its beneficial ownership of Common Stock in the open market pursuant to Rule 144 of the Securities Act of 1933, as amended. There were no costs to the Company for such sales. Upon consummation of the open market sales, on August 25, 2010, Syufy Enterprises owns no shares of Common Stock and does not have any rights to nominate a director pursuant to the Director Nomination Agreement. However, Raymond Syufy of Syufy Enterprises and a former nominee of Syufy Enterprises continues to be a member of the Board as a Class III director, subject to his re-election upon the expiration of his term at the 2012 annual meeting.

ITEM 2 —	RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

Deloitte & Touche, LLP has been selected by the Audit Committee and ratified by the Board as our independent registered public accountant for the fiscal year ending December 31, 2011. If ratification of this selection of auditors is not approved by a majority of the shares of Common Stock, the Audit Committee may review its future selection of auditors. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if desired and will be available to answer appropriate questions.

Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Deloitte & Touche, LLP as the independent registered public accountant for the fiscal year ending December 31, 2011.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche, LLP as our independent auditor for the fiscal year ending December 31, 2011.

ITEM 3 —	ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, as amended, the Company is providing stockholders with an advisory (non-binding) vote on our compensation program for our named executive officers. Accordingly, you may vote on the following resolution at the 2011 Annual Meeting:

“Resolved, that the stockholders hereby approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.”

This vote is nonbinding. The Board and the Compensation Committee will take into account the outcome of the vote when considering executive compensation for our named executive officers in the future.

As described in detail under Compensation Discussion and Analysis our compensation program is designed to motivate our executives to achieve long-term growth of the Company for the stockholders as well as reward the executive’s individual performance and to attract and retain high caliber individuals. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance based compensation, the terms of the annual performance based cash incentive compensation under the Bonus Plan and the terms of long-term incentive awards, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, create a close relationship between performance and compensation. The Compensation Committee and the Board believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure prior to voting.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote “FOR” the executive compensation program for our named executive officers.

ITEM 4 —	ADVISORY VOTE ON THE FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

This item affords stockholders the opportunity to cast an advisory vote on how often we should include a vote in our proxy materials for approval of our compensation program for the named executive officers.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this item on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results.

Recommendation of the Board

Our Board unanimously recommends that stockholders vote to hold advisory vote on the Company’s compensation program for named executive officers every year.

ADDITIONAL INFORMATION

Stockholders Sharing a Common Address

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. Nevertheless, each stockholder will receive a separate proxy card. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send one copy of our proxy statement to your address. You may revoke your consent to householding by contacting your broker, if you hold Common Stock in street name, or the Company’s Secretary, if you are the registered holder of the Common Stock. The revocation of your consent to householding will be effective 30 days following its receipt. Upon written or oral request to the Company’s Secretary at the address or telephone number provided above, the Company will deliver promptly a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. By written or oral request to the same address (i) a stockholder may direct a notification to the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future or (ii) stockholders who are sharing an address and who are receiving delivery of multiple copies of the Company’s annual reports or proxy statements can request delivery of only a single copy of these documents to their shared address.

Incorporation by Reference

The material under the headings “Compensation Committee Report,” “Audit Committee Report” and the disclosure regarding independence of the members of the Audit Committee shall not be deemed to be “filed” with the SEC nor deemed incorporated into any future filing with the SEC, except to the extent that we specifically incorporate it by reference into the filing.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Board. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AVAILABILITY OF REPORT ON FORM 10-K

The Company’s audited consolidated financial statements are included in the annual report on Form 10-K for the fiscal year ending December 31, 2010 filed with the SEC. Upon your written request, we will provide to you a complimentary copy of our 2010 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to the Company’s offices, addressed as follows: Cinemark Holdings, Inc., Attention: Company Secretary, 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. A free copy of the Form 10-K may also be obtained at the Web site maintained by the SEC at www.sec.gov or by visiting our Web site at www.cinemark.com and clicking on “Investor Relations” and then on “SEC Filings.”

QUESTIONS

If you have questions or need more information about the Annual Meeting, write to:

Cinemark Holdings, Inc.
3900 Dallas Parkway, Suite 500
Plano, Texas 75093
Attention: Michael D. Cavalier, Secretary

By Order of the Board of Directors,

Michael D. Cavalier
Senior Vice President - General Counsel and Secretary

March 29, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cnk Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 11, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 11, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Item 1, a Vote FOR Items 2 and 3 and a Vote of 1 year for Item 4.

1. Election of directors:	01 Steven P. Rosenberg 02 Enrique F. Senior	03 Donald G. Soderquist 04 Roger T. Staubach		☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval and ratification of the appointment of Deloitte & Touche, LLP, as the independent registered public accountant.				☐ For ☐ Against ☐ Abstain

3. Approval of the non-binding, advisory resolution regarding executive compensation.				☐ For ☐ Against ☐ Abstain

The Board of Directors recommends a vote for 1 year:

4. Recommendation on the frequency of future advisory votes on executive compensation.			☐ 1 Year	☐ 2 Years ☐ 3 Years ☐ Abstain

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CINEMARK HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 12, 2011
9:00 a.m.
3800 Dallas Parkway
Plano, Texas 75093

Cinemark Holdings, Inc. 3900 Dallas Parkway, Suite 500 Plano, Texas 75093	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1, a Vote “FOR” Items 2 and 3 and 1 year for Item 4.

By signing the proxy, you revoke all prior proxies and appoint Alan W. Stock, Robert D. Copple, and Michael D. Cavalier, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.
110891